Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

Dated as of November 6, 2025

among

SARATOGA INVESTMENT FUNDING II LLC,
as Borrower,

SARATOGA investment corp.,
as Collateral Manager,

SARATOGA INVESTMENT CORP.,

as Equityholder,

THE OTHER PARTIES FROM TIME TO TIME PARTY HERETO,

VALLEY NATIONAL BANK,
as Administrative Agent,

VALLEY NATIONAL BANK,
as Sole Lead Arranger and Sole Bookrunner,

and

BANK OZK,

as Documentation Agent

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1 Initial Commitments and Percentages

Schedule 2 Closing Date Collateral Loan Schedule

Schedule 3 Notice Information

Schedule 4 Authorized Persons

EXHIBITS

Exhibit A Form of Notice of Borrowing (with attached form of Borrowing Base Certificate)

Exhibit B Form of Compliance Certificate

Exhibit C Form of Assignment and Acceptance

Exhibit D Forms of Tax Compliance Certificates

Exhibit E Credit Policies and Procedures

Exhibit F Form of Custodial Trust Receipt

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of November 6, 2025 (this “Agreement”), by and among saratoga investment funding ii llc, a Delaware limited liability company, as borrower (the “Borrower”), SARATOGA INVESTMENT CORP., a Maryland corporation, as Collateral Manager (in such capacity, the “Collateral Manager”), and as Equityholder (in such capacity, the “Equityholder”), the LENDERS from time to time party hereto, VALLEY NATIONAL BANK (“Valley”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), Lead Arranger (as hereinafter defined) and Bookrunner (as hereinafter defined), BANK OZK, as documentation agent (in such capacity, the “Documentation Agent”) U.S. Bank national association (“U.S. Bank”), as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and U.S. Bank TRUST COMPANY, national association (“U.S. Bank Trust Company”), as collateral administrator (in such capacity, the “Collateral Administrator”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make available to the Borrower a revolving credit facility on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Lender is willing to make such revolving credit facility available to the Borrower on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Borrower has engaged the Collateral Manager to perform investment-related and administrative duties with respect to the advances made hereunder and the management of the loans owned by the Borrower; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01. Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Bank” means (i) U.S. Bank or (ii) another Qualified Institution reasonably acceptable to the Administrative Agent.

“Account Control Agreement” means, with respect to each Covered Account, the applicable Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the Account Bank or Securities Intermediary, as applicable, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Acquisition Date” means, in respect of any Collateral Loan, the date on which such Collateral Loan is originated or acquired by the Borrower or is acquired by the Borrower from the Equityholder pursuant to the Sale Agreement.

“Adjusted Borrowing Value” means, for any Eligible Collateral Loan as at any date of determination, an amount equal to the lower of (i) the Principal Balance of such Collateral Loan at such time, and (ii) the Assigned Value of such Collateral Loan at such time multiplied by the Principal Balance of such Collateral Loan; provided that the Adjusted Borrowing Value of any Collateral Loan that is no longer an Eligible Collateral Loan shall be zero.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of August 6, 2025, between the Administrative Agent and the Borrower setting forth the amounts payable by the Borrower to the Administrative Agent in connection with the transactions contemplated by this Agreement, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Advance” has the meaning assigned to such term in Section 2.01(a).

“Advance Date Assigned Value” means (a) with respect to any Collateral Loan acquired by the Borrower after the Closing Date, the value (expressed as a percentage of the Principal Balance of such Collateral Loan), at the time of acquisition of such Collateral Loan, equal to the lowest of (i) the Principal Balance of such Collateral Loan, (ii) the purchase price paid by the Borrower to acquire such Collateral Loan (expressed exclusive of accrued interest) or (iii) the Fair Value of such Collateral Loan and (b) with respect to any Closing Date Collateral Loan, the “Advance Date Assigned Value” for such Closing Date Collateral Loan as agreed in writing between the Borrower and the Administrative Agent as of the Closing Date.

“Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Loan, the lowest corresponding percentage for the type of such Eligible Collateral Loan set forth in the table below:

Type of Eligible Collateral Loan	Advance Rate
Senior Secured Loans and Secured Bonds (excluding Recurring Revenue Loans)	75%
Unitranche Loans, Qualifying Last-Out Loans and Recurring Revenue Loans (other than Recurring Revenue Loans that are Second Lien Loans)	65%
Unsecured Bonds	50%
Second Lien Loans (including Recurring Revenue Loans that are Second Lien Loans), Non-Qualifying Last-Out Loans and CLO Obligations	25%
Defaulted Loans	0%

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” or “Affiliated” means, with respect to a Person, any other Person who, directly or indirectly, including through one or more intermediaries, is in Control of, or Controlled by, or is under common Control with, such Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Adjusted Borrowing Value” means, on any day, the Adjusted Borrowing Values of all Eligible Collateral Loans included as part of the Collateral on such date.

“Aggregate Borrowing Base Value” means, on any day, the Borrowing Base Values of all Eligible Collateral Loans included as part of the Collateral on such date.

“Aggregate ECA Value” means, on any day, the greater of (i) the Facility Amount in effect from time to time and (ii) the sum of (1) the Aggregate Borrowing Base Value and (2) the Principal Proceeds on deposit in the Collection Account as of such date, and in each case in accordance with the procedures set forth in Section 1.05.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Agreement” has the meaning assigned to such term in the introduction to this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries or their respective Related Parties is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries or their respective Related Parties are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Conversion Rate” means, with respect to any Collateral Loan denominated and payable in an Eligible Currency (other than Dollars) on any date of determination (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Collateral Manager through customary banking channels or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Reuters screen for such currency (i) if such date is a Calculation Date, at the end of such day or such date is not a Business Day, the end of the immediately preceding Business Day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means 2.85% per annum (or, at any time when the Advances bear interest by reference to the Base Rate pursuant to Section 2.10(b) or Section 2.11(e), 1.85% per annum); provided that upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(j) (or upon election of the Administrative Agent or the Required Lenders upon the occurrence and during the continuance of any other Event of Default, which election may be retroactive to the date of the initial occurrence of such Event of Default), the Applicable Margin in effect at such time shall be increased by an additional 2.00% per annum.

“Assigned Documents” has the meaning assigned to such term in Section 7.01(c).

“Assigned Value” means, with respect to each Collateral Loan, as of any date of determination and expressed as a percentage of the Principal Balance of such Collateral Loan (exclusive of PIK Interest or accrued interest), the Advance Date Assigned Value of such Collateral Loan, subject to the following terms:

(a) If a Value Adjustment Event of the type described in clauses (i) or (ii) of the definition thereof with respect to such Collateral Loan occurs, the Assigned Value of such Collateral Loan will be the Fair Value thereof (subject to the limitations contained in such clauses (i) and (ii)).

(b) If a Value Adjustment Event of the type described in clause (iii) of the definition thereof with respect to such Collateral Loan occurs, the Assigned Value of such Collateral Loan shall be the lowest Fair Value assigned to such Collateral Loan in the six-month period immediately preceding such date of determination.

(c) If a Value Adjustment Event of the type described in clause (iv) or (vi) of the definition thereof with respect to such Collateral Loan occurs, the Assigned Value of such Collateral Loan will be zero (or such higher percentage as the Administrative Agent shall approve in writing in its reasonable discretion).

(d) If a Value Adjustment Event of the type described in clauses (v) or (vii) of the definition thereof with respect to such Collateral Loan occurs, “Assigned Value” may be amended by the Administrative Agent, in its reasonable discretion; provided that (x) the Assigned Value of any Priced Collateral Loan shall not be less than the price quoted therefor (if any) by such nationally recognized pricing service as selected by the Administrative Agent; such quoted price to be determined after giving effect to such Value Adjustment Event) and (y) the Assigned Value shall not be greater than the lesser of (A) the Assigned Value based upon the practices set forth in FASB Accounting Standards Codification 820 (formerly SFAS No. 157) or any pronouncement, statement, rule or amendment with respect to GAAP-mandated mark-to-market requirements or (B) the Assigned Value based on the amortized cost adjusted for any credit impairment of such Collateral Loan.

In the event the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of a Collateral Loan, the Borrower may (at its expense) retain any nationally recognized valuation firm reasonably acceptable to the Administrative Agent to value such Collateral Loan and if the value determined by such firm is greater than the Administrative Agent’s determination of the Assigned Value, such firm’s valuation shall become the Assigned Value of such Collateral Loan; provided that the Assigned Value of such Collateral Loan shall be the value assigned by the Administrative Agent until such firm has determined its value. The value determined by such firm shall be based on the lesser of (x) the practices set forth in FASB Accounting Standards Codification 820 (formerly SFAS No. 157) or any pronouncement, statement, rule or amendment with respect to GAAP-mandated mark-to-market requirements and (y) the amortized cost adjusted for any credit impairment of such Collateral Loan. The Administrative Agent shall promptly notify the Collateral Manager of any change effected by the Administrative Agent of the Assigned Value of any Collateral Loan.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit C hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Availability” means, as of any date of determination, the lesser of (a) the Facility Amount as of such date and (b) the Borrowing Base as of such date.

“Availability Block” means an amount equal to $100,000.

“Available Loan Amount” means the difference between the (a) Availability and (b) Advances Outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark Rate, as applicable, (a) if the then-current Benchmark Rate is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Accrual Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark Rate, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% or (c) the Term SOFR Rate for a one-month tenor plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of the Administrative Agent or any Lender. Interest calculated pursuant to clauses (a) and (b) above will be determined based on a year of 365 days or 366 days, as applicable, and interest calculated pursuant to clause (c) above will be determined based on a year of 360 days and actual days elapsed.

“Benchmark Rate” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark Rate, then “Benchmark Rate” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.11(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate (which may include the Term SOFR Rate of a different tenor) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark Rate for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark Rate with an Unadjusted Benchmark Replacement for each applicable Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Accrual Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark Rate (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, all Available Tenors of such Benchmark Rate (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark Rate (or the published component used in the calculation thereof) has been or, if such Benchmark Rate is a term rate, all Available Tenors of such Benchmark Rate (or such component thereof)have been determined and announced by the regulatory supervisor for the administrator of such Benchmark Rate (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, any Available Tenor of such Benchmark Rate (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark Rate is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark Rate upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark Rate (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any current Benchmark Rate, the occurrence of one or more of the following events with respect to the then-current Benchmark Rate:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark Rate (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, any Available Tenor of such Benchmark Rate , permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such tenor of such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, any Available Tenor of such Benchmark Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark Rate (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York (or any successor), an insolvency official with jurisdiction over the administrator for such Benchmark Rate (or such component) the Board of Governors, the Federal Reserve Bank of New York, a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark Rate (or such component), which states that the administrator of such Benchmark Rate (or such component) has ceased or will cease to provide such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, any Available Tenor of such Benchmark Rate used hereunder permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such tenor of such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, any Available Tenor of such Benchmark Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark Rate (or the published component used in the calculation thereof) announcing that such Benchmark Rate (or such component thereof) or, if such Benchmark Rate is a term rate, any Available Tenor of such Benchmark Rate is not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark Rate is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark Rate if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark Rate (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes under the Facility Documents in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes under the Facility Documents in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System or the Federal Reserve Bank of New York.

“Bookrunner” means Valley.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01(a).

“Borrowing Base” means, at any date of determination, an amount equal to (i) the difference of (x) the Aggregate Borrowing Base Value less (y) the Excess Concentration Amount, plus (ii) the amount on deposit in the Pre-Funding Account plus, without duplication, the amount of Excess Cash on deposit in the Collection Account, minus (iii) the product of (A) with respect to each Delayed Drawdown Collateral Loan, the portion of the Unfunded Exposure Amount attributable to such Delayed Drawdown Collateral Loan multiplied by (B) the Unfunded Exposure Haircut Percentage with respect to such Delayed Drawdown Collateral Loan, minus (iv) the Availability Block, in each case, as of such date.

“Borrowing Base Certificate” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit A, as such form of Borrowing Base Certificate may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base Test required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Test” means a test that will be satisfied at any time if (a) Advances Outstanding are less than or equal to (b) the Borrowing Base at such time.

“Borrowing Base Value” means, for any Eligible Collateral Loan as of any date of determination, an amount equal to the product of (A) the Advance Rate for such Eligible Collateral Loan as of such date times (B) the Adjusted Borrowing Value of such Eligible Collateral Loan as of such date.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all Advances, notices, determinations, fundings and payments in connection with the Term SOFR Rate, the term “Business Day” mean any day which is a Business Day described in clause (a) and which is also not a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Calculation Date” means the last day of each Interest Accrual Period.

“Capital Stock” means all outstanding membership interests of the Borrower which will have the rights and will be subject to the restrictions set forth in the LLC Agreement.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender not a party hereto on the date hereof, after the date such Lender becomes a party hereto), of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events:

(a) the Equityholder ceases, at any time, to directly own 100% of the Capital Stock of the Borrower free and clear of any and all Liens or other encumbrances (other than the Lien in favor of the Collateral Agent pursuant to the Equity Pledge Agreement); or

(b) with respect to the Equityholder, the occurrence of any of the following events: any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Equity Securities of the Equityholder entitled to vote generally in the election of directors of 50% or more; or

(c) the Specified Holders shall collectively cease to, directly or indirectly, (x) own and control at least 51% of the outstanding equity interests of the Investment Advisor, or (y) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of the Investment Advisor and to direct the management policies and decisions of the Investment Advisor, or (ii) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Investment Advisor;

(d) the dissolution, termination or liquidation, in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower, the Equityholder or the Collateral Manager, as applicable; or

(e) any merger or consolidation involving the Borrower, or any merger or consolidation involving the Equityholder in which the Equityholder is not the surviving entity.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“CLO Obligation” means a security that entitles the holders thereof to receive payments that depend on the cash flow from a portfolio of commercial or industrial bank loans, corporate loans, other debt securities or any combination of the foregoing; provided that, CLO Obligation shall not include (a) synthetic collateralized debt obligations or (b) obligations whereby the Collateral Manager or any Affiliate thereof manages the portfolio of loans or is a party entitled to receive payments as a purchaser of credit protection.

“Closing Date” means November 6, 2025.

“Closing Date Collateral Loan Schedule” means Schedule 2 attached hereto.

“Closing Date Collateral Loans” means the Collateral Loans set forth on the Closing Date Collateral Loan Schedule.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Loan” means a commercial loan or bond or CLO Obligation owned or acquired by the Borrower.

“Collateral Loan Documents” means, for each Collateral Loan, all instruments, documents and agreements evidencing, guaranteeing, securing, governing or giving rise to such Collateral Loan (including those identified on the Collateral Loan File Checklist) including but not limited to the following: (a) an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Collateral Loan; (b)(i) the original executed promissory note (if any) or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower) or (ii) if such promissory note is not issued in the name of the Borrower or such Collateral Loan is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Collateral Loan evidencing the assignment of such Collateral Loan from any prior third party owner thereof to the Borrower and from the Borrower in blank; (c) an executed copy of the Underlying Loan Agreement; (d) any principal security agreement securing such Collateral Loan; (e) any guarantee executed in connection with the Collateral Loan; (f) all warrants to acquire equity interests of any Obligor or any Affiliate of an Obligor; (g) all assumption, modification, consolidation or extension agreements; (h) any and all UCC-1 financing statements; the funding memo (if any) in respect of the Collateral Loan; and (i) all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan, and in each case, all amendments, restatements, modifications and supplements with respect thereto.

“Collateral Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Collateral Loan Documents in original or copy and any other document delivered in connection therewith.

“Collateral Loan File Checklist” means an electronic or hard copy, as applicable, checklist delivered by or on behalf of the Borrower to the Custodian, for each Collateral Loan, of all Collateral Loan Documents to be included within the respective Collateral Loan File.

“Collateral Loan Schedule and Exception Report” means, with respect to any Collateral Loan File, a list of all the Collateral Loan Documents being held by the Custodian in respect thereof, together with a list identifying all Exceptions related thereto.

“Collateral Management Fee” means the fee to the Collateral Manager for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to the availability of funds and the Priority of Payments), in an amount equal to (x) prior to any replacement of the Collateral Manager in accordance with Section 14.08(a), 1.00% per annum of the outstanding principal amount of the Collateral Loans; measured as of the Calculation Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period), and (y) from and after the date of replacement of the Collateral Manager in accordance with Section 14.08(a), the amount agreed between the Required Lenders and such replacement Collateral Manager.

“Collateral Management Standard” means the performance (including the exercise of any discretion) by the Collateral Manager of its obligations under this Agreement and the other Facility Documents in good faith and with reasonable care using a degree of skill and attention no less than that exercised by institutional managers of national standing relating to assets of the nature and character of the Collateral Loans in substantially similar types of transactions for clients having similar investment objectives and restrictions. To the extent not inconsistent with the foregoing, the Collateral Manager shall follow its customary standards, policies and procedures and exercise a degree of skill and attention no less than that which it exercises with respect to comparable assets that it manages for itself and for other clients having similar investment objectives and restrictions.

“Collateral Manager” has the meaning assigned to such term in the introduction to this Agreement, together with any successors permitted hereunder.

“Collateral Manager Default” means any one or more of the following:

(a) (x) any failure by the Collateral Manager to make any payment, transfer or deposit into any Covered Account as required by this Agreement within the period of time expressly required hereunder or (y) any withdrawal from a Covered Account not in accordance with the terms of this Agreement or the other Facility Documents;

(b) any failure by the Collateral Manager to deliver any report required to be delivered by it under this Agreement or the other Facility Documents on or before the date on which such report is required to be delivered by it under this Agreement or such other Facility Document (which failure continues for more than the lesser of (i) any applicable grace period expressly pertaining thereto and (ii) three (3) Business Days, it being understood that the delivery of any Borrowing Base Certificate hereunder shall not be subject to a grace period);

(c) except as otherwise provided in this definition, a default in any material respect in the performance or breach in any material respect of any covenant or agreement of the Collateral Manager under any Facility Document to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in any Facility Document to be true and correct in any material respect when made or deemed made, in each case, which failure, if capable of being cured (it being understood that no negative covenant shall be deemed capable of being cured) continues unremedied for more than the lesser of (i) any applicable grace period expressly pertaining thereto and (ii) thirty (30) days after the first to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent and (y) the date on which the Collateral Manager becomes aware thereof;

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) the occurrence of an Event of Default (other than a Collateral Manager Default);

(f) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Collateral Manager (exclusive of judgment amounts fully covered by insurance for which the applicable insurer has not denied coverage), and the Collateral Manager shall not have perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) Business Days from the date of entry thereof;

(g) the failure of the Collateral Manager to make any payment when due (after giving effect to the longer of (i) any related grace period and (ii) thirty (30) days from the initial due date for such payment) under any agreement for borrowed money to which it is a party and the indebtedness for borrowed money thereunder is in an amount in excess of $10,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness;

(h) a Change of Control occurs with respect to the Equityholder or the Collateral Manager; or

(i) the indictment or conviction of the Collateral Manager or any Key Person for a felony offense, or any act of fraud, embezzlement or misappropriation of funds by the Collateral Manager or any Key Person and, with respect to any such act by, or indictment or conviction of, any Key Person, a reputable, experienced individual reasonably satisfactory to the Administrative Agent has not been appointed to replace such Key Person within thirty (30) days of such event.

“Collection Account” has the meaning assigned to such term in Section 8.02(b).

“Collection Period” means a period commencing on and including the first (1st) day of each calendar month and ending on and including the last day of such calendar month; provided that the initial Collection Period shall be the period commencing on the Closing Date and ending on and including November 30, 2025; provided further, that the final Collection Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Collections” means all cash collections, distributions, payments and other amounts received, and to be received by the Borrower, from any Person in respect of any Collateral Loan, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loan, all servicing fees received by the Borrower in respect of any portion of a Collateral Loan sold to a third party, guaranty payments, all Proceeds from any sale or disposition of any such Collateral Loan or other recoveries from the Obligor or the Related Security with respect to such Collateral Loan and all payment pursuant to any Hedging Agreement.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance or other documentation pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Termination Date” means November 6, 2028 (as such date may be extended from time to time pursuant to Section 2.17); provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d)(v).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the trust agreement, certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of trust, certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning specified in Section 14.08(c).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Corporate Trust Office” means the applicable designated corporate trust office of the Custodian, the Collateral Administrator, the Account Bank, or the Securities Intermediary, as applicable, specified on Schedule 3, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Accrual Period with respect to the then-current Benchmark Rate.

“Coverage Test” means each of the Interest Coverage Test and the Overcollateralization Test.

“Coverage Test Deficiency” means a condition occurring on any day on which any Coverage Test is not satisfied.

“Covered Accounts” means each of the Collection Account, the Pre-Funding Account and the Custodian Account.

“Credit Policies and Procedures” means the Credit and Collection Policies and Procedures of the Collateral Manager attached hereto as Exhibit E, as in effect on the Closing Date or as modified from time to time in a manner expressly permitted pursuant to Section 5.02(u); provided that the Credit Policies and Procedures shall include risk rating methodology and provide that the Obligors of the Collateral Loans shall have some (but not necessarily all) of the following characteristics: (i) a strong management team, (ii) a proven ability to withstand industry and credit cycles, (iii) revenue greater than $10,000,000 on an annual basis, (iv) EBITDA greater than $2,000,000 (other than Recurring Revenue Loans), (v) strong margins and free cashflow (other than Recurring Revenue Loans), (vi) modest capital expenditures and (vii) recurring revenue and stable historical performance.

“Currency Hedge Transaction” means each currency swap transaction, index rate swap or interest rate cap transaction or comparable derivative arrangements, in each case, as the Administrative Agent may approve in its discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.01(q) and is governed by a Hedging Agreement.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Custodian Fee Letter” means the fee letter, dated October 10, 2025, by and among the Borrower and U.S. Bank Trust Company, the Collateral Administrator, the Custodian and the Securities Intermediary setting forth the amounts payable by the Borrower to the Collateral Administrator, the Custodian and the Securities Intermediary in connection with the transactions contemplated by this Agreement.

“Custodian Account” has the meaning assigned to such term in Section 8.02(c).

“Data File” has the meaning specified in Section 8.06(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 6.18(d), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum; provided that such additional margin shall not be applied pursuant to this definition in any case where it has already been applied pursuant to the definition of “Applicable Margin.”

“Defaulted Loan” means any Collateral Loan:

(a) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing; provided that any such default may continue for a period of up to the lesser of (i) the length of any applicable grace period or waiver set forth in the Related Documents for such Collateral Loan and (ii) 10 days from the date of such default (in the case of a Collateral Loan other than a Secured Bond or Unsecured Bond) or 30 days from the date of such default (in the case of a Collateral Loan consisting of a Secured Bond or an Unsecured Bond);

(b) [reserved;]

(c) in respect of which the Borrower or the Collateral Manager (or the applicable agent on behalf of the lenders under the applicable Related Documents) shall have taken (and not rescinded or otherwise terminated) any of the following actions: acceleration of the Collateral Loan or the exercise of rights and remedies against the collateral for the Collateral Loan; or

(d) with respect to which the Obligor thereunder or others have instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Obligor has filed for protection under the Bankruptcy Code; provided that any Collateral Loans consisting of pre-petition loans owed to the Borrower shall become ineligible upon the occurrence of an Insolvency Event with respect to the related Obligor.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that provides for an unfunded delayed draw term commitment to advance amounts to the applicable Obligor during a specified term; provided that, for the avoidance of doubt, any uncommitted or discretionary delayed draw capacity shall not be a Delayed Drawdown Collateral Loan; provided further that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) with respect to such of the Collateral as constitutes an instrument that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition, causing the Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b) with respect to such of the Collateral as constitutes a Certificated Security, (A) causing the delivery of such Certificated Security to the Custodian registered in the name of the Collateral Agent or its affiliated nominee or endorsed to the Collateral Agent or in blank, (B) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (C) causing the Custodian to maintain continuous possession of such Certificated Security;

(c) with respect to such of the Collateral as constitutes an Uncertificated Security, either (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security or (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security;

(d) with respect to such of the Collateral as constitutes a Security Entitlement, causing the Custodian as Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Account Bank and causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent) other than as permitted by the applicable Account Control Agreement, (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f) with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(e), causing to be filed with the Secretary of State for the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g) in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become necessary or desirable to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means the last day of each calendar month.

“DIP Loan” means any Collateral Loan (i) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code, (ii) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure), (iii) which is secured by Liens having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code, (iv) which pays cash interest on a current basis, and (v) which has paid its most recent scheduled interest and principal payments (if any) and the Collateral Manager reasonably expects that the Collateral Loan will continue to pay interest and principal on a current basis. Notwithstanding the foregoing, a DIP Loan which otherwise satisfies the criteria set forth in the definition of Last-Out Loan or Second Lien Loan shall be treated as a Last-Out Loan or Second Lien Loan, as the case may be.

“Documentation Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Dollars”, “USD” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any period and any Collateral Loan, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Related Documents for each such Collateral Loan (together with all add-backs and exclusions as designated in such documents), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal obligor on such Collateral Loan and any of its parents or subsidiaries that are obligated pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral Loan” means a Collateral Loan that satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Administrative Agent, in its sole discretion on a case-by-case basis; provided that, in the event that greater than 10% of the Borrowing Base Value is derived from Collateral Loans for which (i) one or more of the below eligibility requirements have been waived or (ii) Excess Concentration Amounts have been approved, by the Administrative Agent in its sole discretion, any additional waivers by the Administrative Agent shall require the consent of the Required Lenders):

(a) is a Senior Secured Loan, a Secured Bond, a Unitranche Loan, a Recurring Revenue Loan, a Qualifying Last-Out Loan, a Non-Qualifying Last Out Loan, a Second Lien Loan, a CLO Obligation with an original rating of “BB-” or higher by S&P, “BB-“” or higher by Fitch or “Ba3” or higher by Moody’s or an Unsecured Bond;

(b) is originated, underwritten, purchased and re-underwritten, documented and managed in accordance with the Credit Policies and Procedures, including (x) with respect to each Closing Date Collateral Loan, the completion of a valuation assessment by the board of directors of the Collateral Manager, and (y) with respect to each Collateral Loan purchased or acquired after the Closing Date, the completion at the first quarterly reporting period of the Collateral Manager of a valuation assessment by the board of directors of the Collateral Manager or confirmation by the Borrower to the Administrative Agent that such Collateral Loan has been originated at par;

(c) the origination and/or acquisition of such Collateral Loan is unanimously approved by each member of the investment committee of the Collateral Manager or the Equityholder;

(d) is rated “Green” at the time it is originated or acquired by the Borrower, and at all times thereafter in accordance with the Risk Rating System; provided that, if a Collateral Loan declines to “Yellow” or “Red” and is subsequently rated “Green”, then the Administrative Agent shall have the right to approve the reinstatement of such Collateral Loan as an Eligible Collateral Loan;

(e) is not a Defaulted Loan;

(f) does not have an original term to maturity of greater than 120 months (other than any CLO Obligation which may have a longer original term to maturity); provided that only the portion of any Collateral Loan that causes the remaining Weighted Average Life of Eligible Collateral Loans to exceed 78 months shall be ineligible;

(g) such Collateral Loan provides for periodic payments of accrued and unpaid interest in cash no less frequently than semi-annually;

(h) such Collateral Loan is not a PIK Loan;

(i) such Collateral Loan is not a DIP Loan;

(j) such Collateral Loan is not a Mezzanine Loan;

(k) such Collateral Loan is not a Hybrid Secured Bond;

(l) if such Collateral Loan is a Delayed Drawdown Collateral Loan, such Borrower has not failed to make any required advance thereunder and as a result become a “Defaulting Lender” pursuant to the applicable Related Documents;

(m) is not a Revolving Loan and does not otherwise subject the Borrower to ongoing and future funding obligations following origination or acquisition by the Borrower throughout such Collateral Loan’s commitment term until maturity (it being understood that the foregoing shall not include Delayed Drawdown Collateral Loans);

(n) such Collateral Loan provides for a fixed amount of principal payable in cash no later than its stated maturity;

(o) such Collateral Loan (other than any Recurring Revenue Loan) does not have EBITDA for the most recent Relevant Test Period for which financial statements were (or were required to be) delivered by the Obligor of less than zero;

(p) neither the Borrower nor any Affiliate thereof shall own 10.0% or more of the voting equity interests of the related Obligor or any Affiliate thereof, or any equity interests that are immediately convertible into or immediately exercisable or exchangeable for 10.0% or more of the voting securities of the related Obligor or any Affiliate thereof;

(q) the proceeds of such Collateral Loan were not used to finance real estate construction projects or activities (which, for the avoidance of doubt, shall not include the build-out or remodeling of an Obligor’s improvements);

(r) the Borrower owns and has legal, marketable and beneficial title to such Collateral Loan and the Borrower’s interest in such Collateral Loan and Related Property is owned by the Borrower free and clear of any adverse claim in favor of any Person except for Permitted Liens, and all filings and other actions required to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in such Collateral Loan have been made or taken;

(s) such Collateral Loan is not an Equity Security and such Collateral Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital;

(t) the Related Documents with respect to the Collateral Loan contain a provision substantially to the effect that the related Obligor’s payment obligations are not subject to rights of rescission, set-off and counterclaim against the Borrower and its assignees;

(u) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Collateral Loan;

(v) such Collateral Loan does not contain a confidentiality provision that expressly restricts the ability of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights under the Facility Documents, including its rights to review the Collateral Loan and Related Documents; provided however that a provision which requires the Custodian or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(w) such Collateral Loan has not been prepaid or repaid in full;

(x) such Obligor or its related guarantor with respect to such Collateral Loan is not engaged in any of the following: (1) assault weapons, firearms or ammunition manufacturing, (2) consumer lending, payday lending, title lending, pawn shops, or adult entertainment, (3) illegal or internet gaming (excluding, for the avoidance of doubt, hospitality and/or resorts development or management thereof), or (4) the sale or cultivation of marijuana or directly related businesses;

(y) the sale or transfer of such Collateral Loan does not contravene any Applicable Laws and such Collateral Loan is not subject to the law of a state or province that prohibits such sale or transfer;

(z) the financing of such Collateral Loan by the Administrative Agent or any Lender does not contravene in any material respect Regulation U nor require the Administrative Agent or any Lender to undertake reporting thereunder which it would not otherwise have cause to make;

(aa) the primary Obligor with respect to such Collateral Loan (i) is domiciled in the United States or Canada (or, in each case, in any territory thereof), (ii) is operating in compliance with all Applicable Laws and regulations in the United States or Canada, as applicable, and (iii) has a billing address in the United States or Canada, as applicable;

(bb) the Related Documents with respect to such Collateral Loan are governed by the laws of the United States or Canada (or a state or province thereof);

(cc) is denominated and payable in an Eligible Currency and does not permit the currency in which such Collateral Loan is denominated to be changed (other than, in the case of a Collateral Loan denominated in Canadian Dollars, a conversion to Dollars); provided further that for any transaction denominated in Canadian Dollars, the Borrower has entered into a Currency Hedge Transaction in accordance with Section 5.01(q);

(dd) the Obligor with respect to such Collateral Loan is not (i) a Governmental Authority, (ii) an Affiliate of the Borrower, the Equityholder or the Collateral Manager or (iii) an entity to which the Borrower, the Equityholder or the Collateral Manager would be deemed an Insider (as defined in Section 1010(31) of the Bankruptcy Code), unless the related Obligor has been approved by the Administrative Agent;

(ee) all information set forth in the applicable Data File pertaining to such Collateral Loan or otherwise delivered to the Administrative Agent or any Lender hereunder with respect thereto is true and correct in all material respects;

(ff) such Collateral Loan was purchased or originated by the Borrower and the documentation evidencing and securing such Collateral Loan complies with all Applicable Laws and regulations, and there is no pending or overtly threatened litigation with respect to the validity or enforceability of the documentation, and such legal documents are held in an electronic vault or other safekeeping arrangement acceptable to the Administrative Agent in its sole discretion within five (5) Business Days (or other reasonable period acceptable to the Administrative Agent) following the addition thereof;

(gg) such Collateral Loan was originated and is being serviced in compliance with Applicable Laws and regulations;

(hh) such Collateral Loan has not been amended after the origination or acquisition thereof (or, in the case of a Closing Date Collateral Loan, after the Closing Date) in a manner that would constitute a Material Modification, unless consented to in writing by the Administrative Agent, in its sole discretion (or, in the event that more than 15% of the Aggregate Adjusted Borrowing Value is derived from Collateral Loans subject to a Material Modification, acting at the direction of the Required Lenders);

(ii) the Underlying Loan Agreement and the Related Documents for such Collateral Loan constitute the genuine, legal, valid and binding obligations of the related Obligors thereunder and each guarantor thereof, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general equitable principles, regardless of whether applied in a proceeding at law or in equity;

(jj) such Collateral Loan does not arise from a transaction that requires (i) additional performance by the Borrower or (ii) acceptance by or other act of the Obligor thereunder, which remains to be performed;

(kk) the Related Documents for such Collateral Loan do not contravene in any material respect any Applicable Laws (including laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such Collateral Loan is in violation of any such law, rule or regulation that would reasonably be expected to have a material adverse effect on the collectability, value or payment terms of such Collateral Loan;

(ll) no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of any payment under such Collateral Loan, (ii) seeking to rescind such Collateral Loan or any payment thereunder, or (iii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Collateral Loan or any payment thereunder;

(mm) the Related Documents for such Collateral Loan are not subject to any provision prohibiting or otherwise restricting the assignment or transfer thereof, or the granting of a security interest therein, in either case, to Borrower by the applicable originator or to the Administrative Agent by Borrower (except for such consents which have been obtained prior to the related Acquisition Date and restrictions on assignment or transfer of such contract payment or related loan agreement to competitors of the obligor thereunder, which in any event do not restrict the transfer to Borrower or any transfer to the Administrative Agent and Lender hereunder);

(nn) such Collateral Loan does not arise under an Underlying Loan Agreement which was not originated by Borrower in the ordinary course of business or acquired by Borrower from the Equityholder under the Sale Agreement and which represents a bona fide indebtedness of the Obligor;

(oo) Such Related Documents are not incomplete in contravention of the Credit Policies and Procedures, and are Delivered to the Custodian within five (5) Business Days in accordance with the terms hereof;

(pp) Such Collateral Loan requires that such collateral securing such Collateral Loan be insured (notwithstanding any provision of the Credit Policies and Procedures to the contrary);

(qq) the applicable Obligor and the Related Property securing such Collateral Loan are subject to one or more valid and effective UCC-1 financing statements or provincial filings in the appropriate jurisdiction;

(rr) the Related Documents for such Collateral Loan do not permit such Collateral Loan or any payment obligation in respect thereof to be converted into or exchanged for equity capital of the related Obligor at the Obligor’s option;

(ss) the Related Documents for such Collateral Loan contain provisions customary for similar financing agreements with respect to the Related Property thereunder in order to enable the Borrower (or the applicable secured party) to realize against such Related Property (to the extent such collateral secures or supports the payment of the Collateral Loan), including provisions that permit the lenders or bondholders, as applicable, to accelerate all remaining payments if the Obligor is in default under any of its obligations under such Related Documents, and is permitted to sell any such collateral securing such loan or bond to repay any obligations owed under the Related Documents (subject to customary notice and cure periods under the Related Documents);

(tt) such Collateral Loan is documented to include the Borrower’s and the Collateral Manager’s standard features and requirements for a loan and security agreement, bond indenture and other required agreements;

(uu) no Obligor in respect of such Collateral Loan is an Affiliate of the Borrower or is a governmental authority;

(vv) no portion of such Collateral Loan is held by the Borrower pursuant to a participation interest and the Borrower has not granted a participation interest in any portion of such Collateral Loan to any Person; and

(ww) no withholding Tax is imposed on payments on such Collateral Loan (or such payments will be grossed up for any such withholding Tax).

Notwithstanding the foregoing or any other provision of any Facility Documents, no Collateral Obligation denominated in Canadian Dollars shall be an Eligible Collateral Loan prior to the date on which the Collateral Agent has received evidence that appropriate Collection Accounts for the receipt of Collections denominated in Canadian Dollars have been established with the Account Bank and are subject to the Account Control Agreement.

“Eligible Currency” “means Dollars and Canadian Dollars.

“Eligible Investments” means any Dollar-denominated investment that, at the time it is Delivered, is Cash or money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P (based on tranche rating not corporate family rating). Any such investment may be made or acquired from or through the Account Bank or any of its Affiliates, or any entity for whom the Account Bank or any of its Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of its acquisition).

“Equity Security” means, with respect to any Person, all of the shares of capital stock, limited liability company interests or membership interests of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited liability company interests or membership interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company interests or membership interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledge Agreement” means that certain Equity Pledge Agreement, dated as of the Closing Date, by and between the Equityholder and the Collateral Agent.

“Equityholder” has the meaning assigned to such term in the introduction to this Agreement.

“Equityholder Collateral Loan” means each Collateral Loan sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Equityholder Collateral Loans acquired by the Borrower prior to such date minus (b) the Aggregate Principal Balance of all Equityholder Collateral Loans sold by the Borrower to the Equityholder prior to such date.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means:

(a) any “reportable event,” within the meaning of Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived);

(b) the failure with respect to any Plan to satisfy the “minimum funding standard” within the meaning of Section 412 of the Code or Section 302 of ERISA;

(c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d) a determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA;

(e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan;

(f) (1) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (2) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan;

(g) the incurrence by the Borrower or any member of its ERISA Group of any liability (1) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (2) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (3) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or terminated within the meaning of Title IV of ERISA; or

(i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Erroneous Payment” has the meaning assigned to such term in Section 11.07(a).

“Erroneous Payment Notice” has the meaning assigned to such term in Section 11.07(b).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 11.07(d).

“Errors” has the meaning specified in Section 14.08(c).

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Exception” means, with respect to any Collateral Loan, (i) any variance from the documents purported to be delivered in any related Collateral Loan File Checklist, or (ii) any Collateral Loan Document which has been released from the possession of the Custodian for a period in excess of twenty (20) calendar days.

“Excess Cash” means as (a) of any Payment Date, the aggregate amount of Cash on deposit in the Collection Account (whether in the Interest Collection Account or the Principal Collection Account) that would be eligible for distribution to Borrower pursuant to Section 9.01(a)(i)(H), and (b) as of any other date, the aggregate amount of Cash on deposit in the Collection Account on such date, net of the aggregate amount of cash necessary to make the distributions pursuant to Section 9.01(a)(i)(A) through (G) in full on the next succeeding Payment Date, as certified by the Borrower to the Administrative Agent in the applicable Borrowing Base Certificate delivered as of such date in accordance with Section 5.02(r).

“Excess Concentration Amount” means, as of any date of determination, the sum of, without duplication and unless the Administrative Agent in its sole discretion otherwise approves any such excess in writing:

(a) if there are 10 or less Obligors under Collateral Loans, the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which are made to any single Obligor exceeds 5% of the Borrower’s Tangible Net Worth;

(b) if there are greater than 10, but less than or equal to 15 Obligors under Collateral Loans, the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which are made to any single Obligor exceeds 7.5% of the Borrower’s Tangible Net Worth;

(c) if there are greater than 15, but less than or equal to 20 Obligors under Collateral Loans, the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which are made to any single Obligor exceeds 10% of the Borrower’s Tangible Net Worth;

(d) if there are greater than 20 Obligors under Collateral Loans, the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which are made to any single Obligor exceeds 15% of the Borrower’s Tangible Net Worth;

(e) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which are made to the three largest Obligors in the aggregate exceeds 30% of the Aggregate ECA Value;

(f) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans with a single Obligor with an Assigned Value of less than 65% exceeds 10% of the Aggregate ECA Value;

(g) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans rated “Yellow” or “Red” in accordance with the Risk Rating System exceeds 0% of the Aggregate ECA Value;

(h) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans to Obligors in any one Industry (other than healthcare) exceeds more than 15.0% of the Aggregate ECA Value;

(i) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans to Obligors in the healthcare Industry exceeds more than 25.0% of the Aggregate ECA Value;

(j) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans in respect of which interest is paid in cash less frequently than quarterly exceeds more than 25.0% of the Aggregate ECA Value;

(k) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans denominated in Canadian Dollars exceeds more than 10.0% of the Aggregate ECA Value; provided that all Collections received on such Eligible Collateral Loans denominated in Canadian Dollars shall be subject to a Currency Hedge Transaction in accordance with Section 5.01(q);

(l) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans denominated in currencies other than Dollars or Canadian Dollars exceeds more than 0.0% of the Aggregate ECA Value;

(m) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which are principally secured by real property exceeds more than 10.0% of the aggregate ECA Value;

(n) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which consist of Unsecured Bonds in the aggregate exceeds more than 15.0% of the Aggregate ECA Value;

(o) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which consist of Recurring Revenue Loans exceeds more than 25.0% of the Aggregate ECA Value;

(p) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which consist of Second Lien Loans exceeds more than 25.0% of the Aggregate Adjusted Borrowing Value;

(q) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which consist of Non-Qualifying Last Out Loans exceeds more than 25.0% of the Aggregate Adjusted Borrowing Value;

(r) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which consist of CLO Obligations exceeds more than 25.0% of the Aggregate Adjusted Borrowing Value;

(s) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans which consist of Second Lien Loans, Non-Qualifying Last Out Loans and CLO Obligations, in the aggregate exceeds more than 50.0% of the Aggregate Adjusted Borrowing Value; and

(t) the aggregate amount by which the total of the Borrowing Base Value of all Collateral Loans where the Borrower does not have Sacred Rights exceeds more than 10.0% of the Aggregate ECA Value.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment or Advance or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) any withholding Taxes imposed by FATCA.

“Facility Amount” means $85,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.17).

“Facility Documents” means this Agreement, the Account Control Agreement, the Administrative Agent Fee Letter, the Custodian Fee Letter, the LLC Agreement, the Sale Agreement, the Equity Pledge Agreement, the Springing Guaranty Agreement, any promissory note issued hereunder, and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower, the Equityholder or the Collateral Manager in favor of the Administrative Agent, the Collateral Agent or any Lender from time to time pursuant to this Agreement.

“Fair Value” means with respect to each Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan unless the context requires otherwise, the lower of (a) the remaining Principal Balance of such Collateral Loan, and (b) if such Collateral Loan has been reduced in value on the books of the Equityholder below the remaining Principal Balance thereof, the value of such Collateral Loan on such books as required by, and in accordance with, the Investment Company Act, as amended, and any orders of the SEC issued to the Equityholder, to be determined by the Board of Directors of the Equityholder (based on input from its audit committee, investment advisor and independent valuation firm (if applicable)) and reviewed by its auditors.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Final Maturity Date” means the earliest to occur of (i) the date on which the Borrower (or the Collateral Manager on its behalf) reduces the Facility Amount in full pursuant to Section 2.06(b); (ii) the Commitment Termination Date; and (iii) the date on which the Commitments are terminated pursuant to Section 6.02(a); provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Fitch” means Fitch Ratings, Inc., together with its successors.

“Floor” means 1.00% per annum.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (as determined by the Required Lenders) (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) subordinate, or have the effect of subordinating, the Obligations under the Facility Documents to any other Indebtedness, (g) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, (h) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections 9.01 or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby or (i) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Guarantor” means the Equityholder.

“Hedge Collateral” has the meaning assigned to such term in Section 7.01(d).

“Hedge Counterparty” means any entity that (a) on the date of entering into any Currency Hedge Transaction (i) has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (ii) has a short-term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to Section 5.01(q) and (ii) agrees that in the event that S&P or Moody’s reduces its short-term unsecured debt rating below A-1 or P-1, respectively, it shall transfer its rights and obligations under each Currency Hedge Transaction to another entity that meets the requirements of clause (a) and (b) hereof or make other arrangements acceptable to the Administrative Agent.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Currency Hedge Transactions entered into pursuant to Section 5.01(q), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in a form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Currency Hedge Transaction.

“Hybrid Secured Bond” means an unsubordinated first priority bond obligation that (a) is not secured solely or primarily by the underlying Obligor’s common stock or other equity interests, (b) has an initial Loan-to-Value Ratio of less than or equal to 65%, (c) with respect to which the Obligor Net Leverage Ratio is less than 4.5 to 1.00, and (d) is subject only to (x) Liens that do not secure a maximum principal amount (including unfunded commitments) in excess of 20% of the sum of such maximum principal amount thereof plus the maximum principal amount (including unfunded commitments) of all Indebtedness under the same bond issue to which such Hybrid Secured Bond was issued and (y) any “permitted liens” as defined in the applicable Related Documents or such comparable definition in “permitted liens” is not defined therein, so long as such definition is reasonable and customary; provided that only the amount of such Hybrid Secured Bond that exceeds the foregoing limitations on initial Loan-to-Value Ratio or Obligor Net Leverage Ratio shall be ineligible.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business, (c) all indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations in respect of hedging agreements and (h) all guarantees of such Person in respect of any of the foregoing. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Accountants” has the meaning assigned to such term in Section 8.08(a).

“Independent Manager” means an independent manager or director who is provided by Stewart Management Company, CT Corporation, Puglisi & Associates, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, Citadel SPV or, if none of those companies is then providing professional Independent Managers, another nationally recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower or the Collateral Manager and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following: (a) a member, partner, equityholder, manager, director, officer or employee of the Borrower or any of its equityholders, the Collateral Manager or Affiliates (other than as an Independent Manager of an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent managers or directors); (b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Collateral Manager or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and other corporate services to the Borrower, the Collateral Manager or any of its equityholders or Affiliates in the ordinary course of business); (c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Manager of a “special purpose entity” Affiliated with the Borrower shall be qualified to serve as an Independent Manager of the Borrower.

“Industry” means the industry of an Obligor as determined by reference to the industry categories used in the Equityholder’s Form 10-K and/or Form 10-Q filings with the SEC.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Collateral Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or appointing an administrator, receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person or its equityholders of a voluntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Law, or the consent by such Person to the appointment of or taking possession by an administrator, receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR = the Interest Rate for such Advance on such day;

P = the principal amount of such Advance on such day; and

D = 360 days.

“Interest Accrual Period” means, with respect to each Advance (or portion thereof), a period commencing on and including the first (1st) day of each calendar month and ending on and including the last day of such calendar month; provided that the initial Interest Accrual Period shall be the period commencing on the Closing Date and ending on and including November 30, 2025; provided further, that the final Interest Accrual Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Interest Collection Account” has the meaning assigned to such term in Section 8.02(b).

“Interest Coverage Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Calculation Date for such Collection Period, (a) the numerator of which is equal to the sum of (i) the aggregate Interest Proceeds for such Collection Period and the five Collection Periods immediately preceding such Collection Period minus (ii) the aggregate amount payable pursuant to Sections 9.01(a)(i)(A) through (D), as applicable, hereunder on the related Payment Date and the five immediately preceding Payment Dates and (b) the denominator of which is equal to the aggregate amount payable pursuant to Section 9.01(a)(i)(E) hereunder on the related Payment Date and the five immediately preceding Payment Dates; provided that the amount determined under clause (i) above shall not include any collections with respect to assets held by the Borrower prior to the Closing Date, but that do not constitute Collateral on the Closing Date.

“Interest Coverage Test” means a test that shall be satisfied on any date of determination if the Interest Coverage Ratio is greater than or equal to 175%.

“Interest Proceeds” means, with respect to any Collection Period or the related Calculation Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period);

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds;

(c) all amendment and waiver fees, late payment fees and prepayment fees, and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Collateral Manager has determined in accordance with the Collateral Management Standard (with notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent) that such payments are to be treated as Principal Proceeds; and

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined in accordance with the Collateral Management Standard (with notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent) that such payments are to be treated as Principal Proceeds.

“Interest Rate” means a rate equal to the Benchmark Rate plus the Applicable Margin then applicable; provided, however that with respect to Obligations that accrue interest at the Default Rate pursuant to Section 2.14, the applicable Interest Rate shall be the Default Rate.

“Investment Advisor” means Saratoga Investment Advisors, LLC, a Delaware limited liability company.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Key Person” means each of the following individuals: Chris Oberbeck, Henri Steenkamp and Mike Grisius.

“Key Person Event” means the resignation, termination, disability or death of two or more Key Persons, or any failure of two or more Key Persons to provide active participation in the Collateral Manager’s daily activities, and a reputable, experienced individual reasonably satisfactory to the Required Lenders has not been appointed to replace such Key Person within 30 days of such event.

“Last-Out Loan” means a secured loan (i) that is not (and cannot by its terms become) subordinated in right of payment by its terms to Indebtedness of the Obligor for borrowed money (other than with respect to liquidation, capitalized leases, other similar obligations, Split Lien Transactions, or by operation of a payment waterfall pursuant to the Related Documents or pursuant to a priority of repayment in an agreement among lenders) and the Lien of which is not subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured loan (other than as set forth in clause (ii)(x) below); (ii) is secured by (x) a valid and perfected second priority Lien on all of the Obligor’s Cash and cash equivalents, inventory, accounts receivable and other “current assets” and (y) a valid and perfected first priority Lien on all of the Obligor’s other assets constituting Related Property for the Collateral Loan, in each case subject to any “permitted liens” as defined in the applicable Related Documents for such Collateral Loan or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; and (iii) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its Affiliates.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lead Arranger” means Valley.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance or other documentation reasonably acceptable to the Administrative Agent, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs (including costs of enforcement of any Facility Documents), expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever, whether or not brought by the Borrower, the Collateral Manager, the Equityholder or any third party.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable Law of any jurisdiction).

“Limited Guaranty Agreement” means that certain Limited Guaranty Agreement, dated as of the Closing Date, by and between the Guarantor and the Administrative Agent.

“Liquid Collateral Loan” means a Collateral Loan that qualifies for Level 1 accounting treatment pursuant to FASB Accounting Standards Codification 820 (formerly SFAS No. 157) for establishing fair market value of assets.

“LLC Agreement” means the Limited Liability Company Agreement of the Borrower, dated as of October 4, 2021, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Loan-to-Value Ratio” means, with respect to any Collateral Loan at any date of determination, the percentage equivalent of a fraction, (i) the numerator of which is equal to the commitment amount as provided in the applicable Related Documents for such Collateral Loan plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including, in the case of Delayed Drawdown Collateral Loans, without duplication, the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Related Property securing such Collateral Loan (as determined by the Collateral Manager in accordance with the Credit Policies and Procedures and the Collateral Management Standard unless the Administrative Agent in its reasonable discretion disagrees with such determination, in which case the Administrative Agent shall determine the enterprise value of the Related Property). In the event the Borrower disagrees with the Administrative Agent’s determination of the enterprise value of the Related Property, the Borrower may (at its expense) retain any nationally recognized valuation firm reasonably acceptable to the Administrative Agent to value such Related Property, and if the value determined by such firm is greater than the Administrative Agent’s determination of the enterprise value of the Related Property, such firm’s valuation shall become the enterprise value of such Related Property; provided that the enterprise value of such Related Property shall be the value assigned by the Administrative Agent until such firm has determined its value).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Collateral Manager or the Equityholder, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower, the Equityholder or the Collateral Manager to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Related Document governing a Collateral Loan executed or effected on or after the Acquisition Date for such Collateral Loan (or, in the case of clause (e)(ii), a change to any loan senior to a Collateral Loan) which:

(a) permanently reduces or forgives any or all of the principal amount due under such Collateral Loan;

(b) [reserved];

(c) (i) forgives one or more interest payments or (ii) permits any interest due in cash to be deferred or capitalized and added to the principal balance of such Collateral Loan ;

(d) in the case of a Senior Secured Loan, Secured Bond or Unitranche Loan , contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Related Documents for such Collateral Loan or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary and other Liens permitted by the definition thereof) on any of the Related Property securing such Collateral Loan; provided however that if such subordination changes the classification of such Eligible Collateral Loan from a first priority lien type into another classification of Eligible Collateral Loan, then such subordination shall not trigger a Material Modification but shall instead trigger the re-classification of such Eligible Collateral Loan into such applicable classification;

(e) in the case of a Second Lien Loan, Qualifying Last-Out Loan or Unsecured Bond, (i) contractually or structurally subordinates such Collateral Loan to any obligation (other than to assets which were senior as of the applicable Acquisition Date of such Collateral Loan or were expressly permitted to be incurred as of the Acquisition Date) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Related Documents for such Collateral Loan or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Related Property securing such Collateral Loan or (ii) increases the commitment amount of any loan senior to such Collateral Loan by an amount greater than the lesser of (X) the senior debt cap set forth in the applicable documentation as of the Acquisition Date or (Y) twenty-five percent (25%) more than the amount of such senior loan as of the Acquisition Date;

(f) substitutes, alters or releases any Related Property securing such Collateral Loan and such action, as determined in Administrative Agent’s sole reasonable discretion, materially and adversely affects the value of such Collateral Loan; or

(g) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Net Leverage Ratio”, “Interest Coverage Ratio”, “Recurring Revenue Loan”, “EBITDA” or “Permitted Liens” or any respective comparable definitions in the Related Documents for such Collateral Loan or (ii) any term or provision of such Related Document referenced or utilized in the calculation of “Minimum Interest Coverage Ratio”, “Net Leverage Ratio” or “Permitted Liens” or any respective comparable definitions of such Collateral Loan, in each case, in a manner that in Administrative Agent’s sole reasonable judgement is materially adverse to the Secured Parties; provided that with respect to a Collateral Loan that is rated “Green”, the Administrative Agent shall have the right to waive the treatment of any such amendment, waiver, forbearance or supplement as a “Material Modification”.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Determination Date, (d) each Calculation Date, (e) each Payment Date, (f) the date on which a Collateral Loan is acquired or disposed of by the Borrower, (g) the date that the Assigned Value of any Collateral Loan is adjusted, (h) any date the Commitments of the Lenders are reduced pursuant to Section 2.06(b), (i) the date of each Notice of Borrowing, (j) the Commitment Termination Date, and (k) any other dates reasonably requested by the Borrower or the Administrative Agent.

“Mezzanine Loan” means any Collateral Loan that is of a rank lower than a Senior Secured Loan, Last-Out Loan, Secured Bond, DIP Loan or Second Lien Loan.

“Minimum Funding Amount” means, on any date of determination, the greater of (i) $25,000,000 and (ii) 38% of the Facility Amount in effect on such date of determination.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Reporting Date” has the meaning specified in Section 8.06(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-Qualifying Last-Out Loans” means Last-Out Loans that are not Qualifying Last-Out Loans.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(f)(i)(B).

“Non-USD Notional Amount” has the meaning assigned to such term in Section 5.01(q).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan or only requires the Obligor to execute and deliver such an Underlying Note upon the request of a Lender and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all (a) principal of and premium, if any, on the Advances, (b) interest, expenses, fees (including but not limited to Unused Fees and fees due to the Administrative Agent pursuant to the Administrative Agent Fee Letter), indemnification obligations, reimbursement obligations, and other amounts payable by Borrower under the Facility Documents, and (c) all other indebtedness of any kind, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement or any other Facility Document, and all other amounts payable hereunder, in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any proceeding with respect to an Insolvency Event, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligor” means, in respect of any Collateral Loan, any Person obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“Obligor Net Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition in the Related Documents for each such Collateral Loan, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Related Documents, the ratio of (a) senior indebtedness of such Obligor (as determined by the Collateral Manager in accordance with the Collateral Management Standard) minus unrestricted cash to (b) EBITDA.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Official Body” means any nation or government, any state or other political subdivision thereof, or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, any court, tribunal, grand jury or arbitrator, or any other body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether foreign or domestic.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Overcollateralization Assets” means all Collateral Loans included in the Collateral (other than Collateral Loans that do not satisfy the requirements contained in any of clauses (h), (l), (v), (w), (x), (y), (z), (aa), (bb), (ee), or (vv) of the definition of Eligible Collateral Loan (regardless of whether such Collateral Loans are included in the Borrowing Base)).

“Overcollateralization Ratio” means, as of any date of determination, (A) the sum, without duplication, of (1) the Aggregate Adjusted Borrowing Value as of such date (except if the Aggregate Adjusted Borrowing Value of an Eligible Collateral Loan is zero as a result of the application of clause (c) of the definition of Assigned Value, then such Eligible Collateral Loan shall instead be valued at its Fair Value for purposes of this clause (1)) plus, (2) the Fair Value of all other Overcollateralization Assets as of such date divided by (B) the sum of Advances Outstanding plus the Unfunded Exposure Amount as of such date.

“Overcollateralization Test” means a test that shall be satisfied on any date of determination if the Overcollateralization Ratio is greater than or equal to 200%.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a) the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“Payment Date” means the first (1st) Business Day of each calendar month, beginning December 1, 2025. The Final Maturity Date shall also be a Payment Date.

“Payment Recipient” has the meaning assigned to such term in Section 11.07(a).

“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Section 4002 of ERISA, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance or other documentation reasonably acceptable to the Administrative Agent, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) Liens (other than any Lien securing Indebtedness for borrowed money) arising by operation of law in the ordinary course of business for sums that are not overdue and are being contested in good faith, (d) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; and (d) with respect to Related Property securing any Collateral Loan, security interests, liens and other encumbrances in favor of any unaffiliated lender or agent expressly permitted under the Related Documents; provided that, in the case of any existing first lien loan obligation with respect to the related Obligor (which may include, for the avoidance of doubt, any obligation in connection with a Split Lien Transaction), such lender and the Borrower (or the applicable administrative agent or collateral agent) shall have entered into an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Interest” means interest accrued on a Collateral Loan that is added to the principal amount of such Collateral Loan instead of being paid as interest as it accrues.

“PIK Loan” means a Collateral Loan that as of the date of determination, by its terms, permits more than 50% of the payment of a fixed or floating rate of interest through the issuance of additional debt securities identical to such debt security or through additions to the principal amount thereof for a specified period of time.

“Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Assets Regulation” means the U.S. Department of Labor regulation at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Pre-Funding Account” has the meaning assigned to such term in Section 8.02(a).

“Predecessor Collateral Manager Work Product” has the meaning specified in Section 14.08(c).

“Prepayment Fee” means, in connection with any voluntary termination or reduction of the Facility Amount by the Borrower prior to the first anniversary of the Closing Date, 1.00% of the aggregate amount by which the Facility Amount is terminated or reduced.

“Priced Collateral Loan” means any Collateral Loan that has an observable quote from LoanX Mark-It Partners or Loan Pricing Corporation, or from another pricing service selected by the Administrative Agent in its sole discretion.

“Prime Rate” means, on any day, a per annum rate equal to the U.S. prime rate as shown in the Wall Street Journal on such day, or, if such day is not a Business Day, on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a U.S. prime rate, then the Prime Rate shall be such prime rate as published from time to time in any other publication or reference source designated by the Administrative Agent in its discretion. The prime rate is a reference rate and does not necessarily represent the best or lowest rate charged by any Lender.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that if such loan is denominated and payable in an Eligible Currency other than Dollars, the outstanding principal amount of such Collateral Loan shall be the equivalent in Dollars determined by the Collateral Manager using the Applicable Conversion Rate.

“Principal Collection Account” has the meaning assigned to such term in Section 8.02(b).

“Principal Proceeds” means, with respect to any Collection Period or the related Calculation Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower from the Equityholder and all payment received pursuant to any Hedging Agreement.

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property including interest, principal, insurance proceeds, fees, settlement payments, refinancing amounts, rent, like-kind payments, recoveries and guaranty payments.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA or Section 4975 of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or a transaction that would violate any law or regulation that is similar to Section 406 of ERISA or Section 4975 of the Code.

“Proper Instructions” means instructions received by the Custodian or the Collateral Agent from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms acceptable to the Custodian or the Collateral Agent, as applicable: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian or the Collateral Agent, as applicable, and the party giving such instructions.

“QIB” has the meaning assigned to such term in Section 12.06(g).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(g).

“Qualifying Last-Out Loan” means any Last-Out Loan which, as of the related Acquisition Date, has a Loan-to-Value Ratio not greater than 65% and with respect to which the Obligor Net Leverage Ratio is less than 4.50 to 1.00.

“Ratings Deficiency” means a condition occurring on any day on which the Ratings Test is not satisfied.

“Ratings Event” means that, on any date of determination, a Ratings Deficiency has occurred and continued without being eliminated pursuant to Section 2.05(d) for at least ten (10) Business Days.

“Ratings Test” means a test that will be satisfied at any time if less than 25% of the aggregate Fair Value of all Collateral Loans is derived from Collateral Loans rated “Yellow” or “Red” in accordance with the Risk Rating System.

“Recurring Revenue Loan” means a Senior Secured Loan, a Last-Out Loan, or a Unitranche Loan that (i) is to an enterprise software data or technology-enabled company underwritten to recurring revenue, (ii) has a Loan-to-Value Ratio of less than 50%, and (iii) does not include and would not customarily be expected to include a financial covenant based on “debt to EBITDA”, “debt to EBIT” or a similar multiple of debt to operating cash flow; provided, that any such Collateral Loan which includes a financial covenant package that converts at a future test period to covenants based on “debt to EBITDA”, “debt to EBIT” or a similar multiple of debt to operating cash flow shall, at the Borrower’s election, cease to constitute a Recurring Revenue Loan and shall convert to a Senior Secured Loan if it otherwise satisfies the definition thereof. If such Recurring Revenue Loan is subject to a subordinated lien it shall be treated as a Second Lien Loan for purposes of determining the Advance Rate and eligibility of such Collateral Loan.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors, as in effect from time to time.

“Related Documents” means, with respect to any Collateral Loan, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to a Collateral Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Loan, including, without limitation, all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, other supporting obligations, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Loan and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Loan:

(a) all Warrant Assets and any Related Property securing a Collateral Loan, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Borrowing Date and all liquidation proceeds thereof;

(b) all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Collections with respect to such Collateral Loan and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Loan, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means the Board of Governors and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Obligor Net Leverage Ratio for such Collateral Loan in the Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that with respect to any Collateral Loan for which the relevant test period is not provided for in the Related Documents, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Required Lenders” means, as of any date of determination, (a) any Lender Affiliated with the Administrative Agent and (b) Lenders (including Lenders specified in clause (a)) whose aggregate principal amount of Advances Outstanding plus unused Commitments equal or exceed 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding equal or exceed 50% of the aggregate principal amount of all Advances Outstanding; provided that, for purposes of this clause (b), at any time when two or more unaffiliated Lenders are party to this Agreement, the consent of not less than two unaffiliated Lenders shall be required to constitute “Required Lenders”. The Commitments and Advances Outstanding of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a corporation or a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any director or any manager or any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) in the case of the Administrative Agent, an officer of the Administrative Agent, responsible for the administration of this Agreement, (g) in the case of a Lender, an “authorized signatory” or “authorized officer” of such Lender that has been so authorized pursuant to customary corporate or similar proceedings and that has responsibilities commensurate with the matter for which such “authorized signatory” or “authorized officer” is acting as a Responsible Officer on behalf of such Lender, (h) in the case of the Custodian or the Securities Intermediary, any officer assigned to the Corporate Trust Office, as applicable, authorized to act for and on behalf of the Custodian or the Securities Intermediary, as applicable, including any vice president of the Custodian or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred within such Corporate Trust Office, because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and (i) in the case of the Collateral Administrator, any officer authorized to act for and on behalf of the Collateral Administrator or to whom any matter is referred within such Person because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Revolving Loan” means any loan or other obligation (other than a Delayed Drawdown Collateral Loan) (including revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower.

“Risk Rating System” means the internal risk rating system of the Borrower or the Collateral Manager, as applicable, as included in the Credit Policies and Procedures in effect on the Closing Date or as modified from time to time with the prior written consent of the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services, an S&P Global business, and any successor or successors thereto.

“Sacred Rights” means the Borrower’s right under the Related Documents of any Collateral Loan to approve each of the following: (i) a reduction in or forgiveness of the principal amount of the loans held by the Borrower; (ii) a reduction in the interest rate applicable to the loans held by the Borrower (which shall not include amendments to the definition of the default rate, the election as to whether to waive or implement the default rate, or any financial covenant which may be used in the determination of the applicable interest rate margin), or the amount of any fees owed to the Borrower, (iii) any extension of the maturity date of any loan held by the Borrower or the time of any payment (excluding any mandatory prepayment), (iv) any increase in the commitment of the Borrower, (v) any change in the pro rata sharing provisions (including any associated definitions) or payment waterfall after an event of default, (vi) any amendment to the definition of “Required Lenders” or similar term, (vii) the release of all or substantially all of the collateral, and (viii) the release of all or substantially all of the guarantors or Obligors.

“Sale Agreement” means the Loan Sale and Contribution Agreement, dated as of the Closing Date, between the Equityholder, in its capacity as seller, and the Borrower, in its capacity as purchaser, as amended, modified, supplemented or restated from time to time.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Kingdom or by the United Nations Security Council, the European Union (including any member state thereof), Canada, or other relevant sanctions authority with jurisdiction over the parties to the Agreement (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person described in the foregoing clauses (i) or (ii).

“Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, and trade embargoes, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) the United Kingdom; (e) Canada; or (f) any other relevant sanctions authority.

“SBIC Subsidiary” means any direct wholly-owned Subsidiary of the Equityholder licensed as a small business investment company under the Small Business Investment Act of 1958, as amended.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means a Collateral Loan (i) that is secured by a valid and perfected second priority security interest on, subject to customary exceptions, substantially all of the Obligor’s assets constituting Related Property for the Collateral Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), subject to any “permitted liens” as defined in the applicable Related Documents for such Collateral Loan or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (ii) that, with respect to priority of payment obligations, is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder; and (iii) for which, pursuant to an intercreditor agreement between the Borrower (or the applicable administrative agent or collateral agent) and the holder(s) of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

“Secured Bond” means an unsubordinated first priority lien bond obligation that is not secured solely or primarily by the underlying Obligor’s common stock or other equity interests and has an initial Loan-to-Value Ratio not in excess of 65% in respect of which the underlying Obligor has a Net Leverage Ratio of 4.5x; provided further that, in the event a bond exceeds the Loan-to-Value Ratio and Net Leverage Ratio limitations in this definition, but would otherwise constitute a Secured Bond and would otherwise qualify as an Eligible Collateral Loan, then only the amount of such Secured Bond that exceeds such limitations shall be ineligible.

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Account Bank, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. Initially, the Securities Intermediary shall be U.S. Bank.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Secured Loans” means a Collateral Loan (i) that is not subordinated in right of payment by its terms (including by operation of a payment waterfall in the Related Documents) to indebtedness of the Obligor for borrowed money (other than with respect to liquidation, capitalized leases, other similar obligations, or is a Split Lien Transaction) and the Lien of which is not contractually subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such Collateral Loan; (ii) is secured by a valid and perfected first priority Lien on, subject to customary exceptions, substantially all of the Obligor’s assets constituting Related Property for the Collateral Loan, subject to any “permitted liens” as defined in the applicable Related Documents for such Collateral Loan or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (iii) as of the date such Collateral Loan is initially included in the Collateral, has a Loan-to-Value Ratio not greater than 65% and with respect to which the Obligor Net Leverage Ratio is less than 4.5 to 1.0; and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its Affiliates.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and will not be unreasonably small with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York and applicable laws relating to fraudulent transfers under the Bankruptcy Code and New York State law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Holders” means Christian L. Oberbeck, Charles G. Phillips, Michael Grisius and Thomas V. Inglesby.

“Split Lien Transaction” means, in respect of any Collateral Loan, the Related Documents for such Collateral Loan expressly permit a revolving credit facility that is secured on a first priority basis solely by accounts receivable and/or inventory and the proceeds thereof (including Cash and deposit accounts in which such proceeds are held); provided that the ratio of the aggregate commitment of such revolving credit facility to EBITDA does not exceed 1.00:1.00, unless otherwise agreed to in writing by the Required Lenders.

“Springing Guaranty” means the guaranty provided by the Guarantor to the Administrative Agent on behalf of the Secured Parties in accordance with the terms of the Springing Guaranty Agreement.

“Springing Guaranty Agreement” means that certain Springing Guaranty Agreement, dated as of the Closing Date, by and between the Guarantor and the Administrative Agent.

“Standstill Event of Default” means an Event of Default pursuant to Section 6.01(d), (e) (excluding any violation of Section 5.02(a), (c), (d) (excluding any judgment Lien solely to the extent no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect thereto), (g), (i), (j), (k), (r) or Section 5.05), (f), (g), (i) (excluding subclause (i) thereof), (l), (m) (other than a Change of Control described in clause (a) of the definition of “Change of Control”), (n), (q) or (r).

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person.

“Successor Collateral Manager” has the meaning specified in Section 14.08(a).

“Tangible Net Worth” means, as of any date, (a) total assets minus (b) the sum of (i) total Liabilities and (ii) intangible assets, which, for the avoidance of doubt, shall include all assets that are considered to be intangible assets under GAAP, and any goodwill, patents, copyrights, trademarks, customer lists, computer software, trade names, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Rate” means the rate per annum equal to the greater of (a) the Floor and (b) the forward-looking term rate based on SOFR as published by the Term SOFR Administrator for a one-month period on the day that is two (2) Business Days prior to the first day of such one-month period, as such rate is published by the Term SOFR Administrator; provided, that, if the Administrative Agent determines that any such lookback or other conventions for this rate selected is not administratively, operationally, or technically feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its sole discretion, including a SOFR rate based on a different time period.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Rate reference rate).

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement, indenture or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Collateral Loans, the aggregate amount (without duplication) of all unfunded commitments of the Borrower pursuant to such Delayed Drawdown Collateral Loan.

“Unfunded Exposure Haircut Percentage” means, with respect to any Delayed Drawdown Collateral Loan as of any date of determination, the amount (in percentage terms) equal to one (1) minus the applicable Advance Rate for such Delayed Drawdown Collateral Loan as of such date.

“Unitranche Loan” means a secured loan or secured bond (i) that is not subordinated in right of payment by its terms to unsecured indebtedness of the Obligor for borrowed money (other than with respect to liquidation, capitalized leases, other similar obligations, or Split Lien Transactions) and the Lien of which is not contractually subordinated to any other secured obligation of the Obligor secured by all or a portion of the collateral securing such secured loan or secured bond, as applicable; (ii) is secured by a valid and perfected first priority Lien on, subject to customary exceptions, substantially all of the Obligor’s assets constituting Related Property for the Collateral Loan, subject to any “permitted liens” as defined in the applicable Related Documents for such Collateral Loan or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary; (iii) has a Loan-to-Value Ratio equal to or greater than 65% as of the date such Collateral Loan is initially included in the Collateral or with respect to which the Obligor Net Leverage Ratio is equal to or greater than 4.5 to 1.0; and (iv) that is not secured solely or primarily by the common stock or other equity interests of its Obligor or any of its Affiliates.

“Unsecured Bond” means a bond obligation that is not a Secured Bond.

“Unused Amount” means, for any day, an amount equal to the excess, if any, of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“Unused Fee” has the meaning assigned to such term in Section 2.12(a).

“Unused Fee Rate” means, on any date of determination, (i) if the Unused Amount is greater than 62% of the Facility Amount, 0.75% per annum, or (ii) otherwise, 0.50% per annum.

“U.S. Bank” has the meaning assigned to such term in the introduction to this Agreement.

“U.S. Bank Trust Company” has the meaning assigned to such term in the introduction to this Agreement.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 12.03.

“USD Notional Amount” has the meaning assigned to such term in Section 5.01(q).

“Valley” has the meaning assigned to such term in the introduction to this Agreement.

“Value Adjustment Event” means, with respect to any Collateral Loan, the occurrence of any of one or more of the following events after the related Acquisition Date (or, in the case of the Closing Date Collateral Loans, the Closing Date):

(i) the Fair Value of such Collateral Loan has been reduced by the Borrower from the Fair Value of such Collateral Loan originally assigned thereto on the Closing Date (in the case of Closing Date Collateral Loans) or Acquisition Date (in the case of Collateral Loans originated or acquired after the Closing Date); provided that if such Collateral Loan is originated or acquired by the Borrower after the Closing Date, no such reduction to the Fair Value of such Collateral Loan shall be taken into account until the Fair Value has been reduced by more than 10 percentage points from the Fair Value originally assigned thereto on the Closing Date or Acquisition Date, as the case may be; it being understood and agreed that each reduction in Fair Value after (or in excess of) the initial 10 percentage point reduction shall be taken into account and constitute a Value Adjustment Event;

(ii) except in the case of a Liquid Collateral Loan, if the Fair Value of such Collateral Loan has been increased by the Borrower from the Fair Value of such Collateral Loan originally assigned thereto on the Closing Date (in the case of Closing Date Collateral Loans) or Acquisition Date (in the case of Collateral Loans originated or acquired after the Closing Date); provided that such increase in Fair Value shall only be treated as a Value Adjustment Event with the written consent of the Administrative Agent, which consent may be requested by the Borrower or the Collateral Manager only one (1) time per Collateral Loan in any six (6) calendar month period;

(iii) if such Collateral Loan is a Liquid Collateral Loan, the Fair Value of such Collateral Loan has been increased by the Borrower from the Fair Value of such Collateral Loan originally assigned thereto on the related Acquisition Date;

(iv) an Obligor payment default under any Collateral Loan (after giving effect to any grace and/or cure period set forth in the Related Documents, but not to exceed 10 days (in the case of a Collateral Loan other than a Secured Bond or Unsecured Bond) or 30 days (in the case of a Collateral Loan consisting of a Secured Bond or Unsecured Bond));

(v) any other Obligor default under any Collateral Loan for which the Borrower (or agent or required lenders pursuant to the Related Documents, as applicable) has elected to accelerate the indebtedness under, or exercise any of its rights and remedies against the collateral pursuant to, the applicable Related Documents in case of the default thereunder;

(vi) an Insolvency Event with respect to the related Obligor; or

(vii) the occurrence of a Material Modification with respect to such Collateral Loan.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Loan; provided such Warrant Asset was received by the Borrower in lieu of debts previously contracted with respect to such Collateral Loan.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a) summing the products of: (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii) the Principal Balance of such Eligible Collateral Loan; and

(b) dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (x) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Eligible Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (y) the sum of all successive Scheduled Distributions of principal on such Eligible Collateral Loan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any Law or regulation herein shall refer to such Law or regulation as amended, modified or supplemented from time to time, (h) any use of the term “knowledge” shall mean knowledge after due inquiry and (i) an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.01.

Section 1.03. Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04. Divisions

For all purposes under the Facility Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.05. Collateral Value Calculation Procedures

Solely in connection with all calculations required to be made pursuant to this Agreement (i) with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, (ii) with respect to the sale of and reinvestment in Collateral Loans, and (iii) with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.05 shall be applied. The provisions of this Section 1.05 shall be applicable to any determination or calculation that is covered by this Section 1.05, whether or not reference is specifically made to Section 1.05, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Borrowing Base Test and the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be deemed to be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in the Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Article X.

(d) Except as otherwise expressly provided herein, each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Excess Concentration Amounts, Ineligible Collateral Loans will be treated as having a Principal Balance equal to zero.

(g) Except as otherwise provided herein, Ineligible Collateral Loans will (i) be treated as having an Assigned Value of equal to zero and (ii) be excluded from the calculation of the Borrowing Base on and after the date such Collateral Loan constitutes an Ineligible Collateral Loan.

(h) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s acquisition of such Collateral Loan by way of a sale and/or contribution from the Equityholder and the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired by the Borrower on different dates (excluding subsequent draws under Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(i) For the purposes of calculating compliance with each of the Excess Concentration Amounts all calculations will be rounded to the nearest 0.01%.

Section 1.06. Calculations

(a) For purposes of calculating compliance with the Borrowing Base Test, the Coverage Tests, the Ratings Test or any Excess Concentration Amount under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, each of the trade date and the settlement date with respect to any such Collateral Loan or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the Borrowing Base Test, the Coverage Tests, the Ratings Test or any Excess Concentration Amount and whether such acquisition or disposition is permitted hereunder; provided that, (i) for purposes of calculating compliance with the Borrowing Base Test, the Coverage Tests, the Ratings Test or any Excess Concentration Amount, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and contributions by the Equityholder and (y) the repayment of any amounts to the Borrower upon settlement of the disposition of a Collateral Loan (based on the sale price therefor) and (ii) for purposes of calculating the Borrowing Base Test, the Coverage Tests, the Ratings Test or any Excess Concentration Amount in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time such Advance is made or repaid after giving effect to the settlement of any Collateral Loan acquired or disposed of.

(b) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent or, prior to the occurrence of a Default or an Event of Default, the Collateral Manager as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor; provided that if the Collateral Manager and the Administrative Agent provide different interpretations or methodologies, the Administrative Agent’s determination shall control.

ARTICLE II
ADVANCES

Section 2.01. Revolving Credit Facility

(a) On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Available Loan Amount as then computed. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing” and each Borrowing shall accrue Interest at the Interest Rate.

(b) Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02. Making of the Advances

(a) Borrowings.

(i) Each Borrowing shall be made by an irrevocable written request in the form of Exhibit A (each, a “Notice of Borrowing”), signed by a Responsible Officer delivered to the Administrative Agent, . Such notice must be received by Administrative Agent no later than 2:00 p.m. (New York time) three (3) Business Days prior to the requested Borrowing Date with respect to each Advance (i) specifying (A) the amount of such Borrowing, and (B) the requested Borrowing Date, which shall be a Business Day and (ii) including a copy of the Borrowing Base Certificate which includes a detailed calculation of the Borrowing Base pro forma for such Borrowing as of such requested Borrowing Date. The disbursement of Advances will be funded (i) in the event the proceeds of such Advance will be applied to the purchase or origination of an Eligible Collateral Loan on such date, as directed by the Borrower in writing and otherwise in accordance with Section 2.02(b) as if such funds were being withdrawn from the Pre-Funding Account, or (ii) otherwise, directly into the Pre-Funding Account, subject to withdrawal as expressly permitted hereunder. Submission of a request for an Advance hereunder shall obligate Borrower to pay interest on such Advance in accordance with this Agreement from the date the proceeds of such Advance are deposited into the Pre-Funding Account. Each Borrowing shall be in a minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof.

(ii) Notwithstanding the forgoing or any provision of this Agreement to the contrary, in the event that the Minimum Funding Amount exceeds the aggregate Advances Outstanding on any date, then the Borrower shall be deemed to have requested an Advance on such date in an amount equal to such excess such that the Minimum Funding Amount shall be equal to the aggregate Advances Outstanding on such date, and the proceeds of such Advance shall be immediately deposited in the Pre-Funding Account.

(iii) No more than ten Advances in the aggregate may be outstanding hereunder at any one time.

(iv) Following its receipt of any Notice of Borrowing, the Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing and shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance to be made as part of the requested Borrowing.

(v) Each Lender shall, not later than 1:00 p.m. on each Borrowing Date in respect of Advances, make its Percentage of the applicable Borrowing on each Borrowing Date by wire transfer of immediately available funds to the Pre-Funding Account.

(b) Withdrawals from Pre-Funding Account. On or after a Borrowing Date with respect to any Advance, the Borrower may request a withdrawal from the Pre-Funding Account by (i) an irrevocable written request (which may be submitted by electronic mail) by a Responsible Officer delivered to the Administrative Agent (which shall then be delivered to the Collateral Agent), and (ii) providing the Administrative Agent with (a) if any portion of the proceeds of such Advance will be used to acquire an Eligible Collateral Loan, evidence in form and substance satisfactory to the Administrative Agent that the Eligible Collateral Loan being acquired with the proceeds of such Advance has closed or will close simultaneously with the withdrawal of such funds and (b) an updated Borrowing Base Certificate showing that, giving pro forma effect to such withdrawal and, if applicable, the acquisition of such Eligible Collateral Loan, no Borrowing Base Deficiency shall be outstanding. Such notice must be received by the Administrative Agent and the Collateral Agent no later than 2:00 p.m. on the date of such requested withdrawal, which shall be a Business Day, specifying (x) the amount of such withdrawal and (y) the account into which such withdrawal shall be deposited.

Section 2.03. Evidence of Indebtedness

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b) Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

(c) If any Lender elects not to receive a Note, all references herein and the other Facility Documents to such Lender’s Note shall be deemed to mean the Advances Outstanding with respect to such Lender. The parties hereto acknowledge and agree that the provisions herein and the other Facility Documents related to the Lenders hereunder shall apply to each Lender regardless of whether such Lender has received a Note.

(d) Promptly after all Obligations (other than unasserted contingent obligations) have been Paid in Full and all Commitments have been terminated, each Lender whose Advances were evidenced by a Note shall return such Note to the Borrower for cancellation or, with the consent of the Borrower, destroy any such Note.

Section 2.04. Payment of Amounts

The Borrower shall pay principal and Interest on the Advances and fees in accordance with the Priority of Payments to the Lenders pursuant to the Priority of Payments as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, and all accrued and unpaid fees under the Facility Documents shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of each Advance at the applicable Interest Rate from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest payable prior to each Payment Date (using the applicable Interest Rate for each day during the related Interest Accrual Period) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period.

(c) Accrued Interest on each Advance shall be payable in arrears (x) on each Payment Date, (y) in connection with any prepayment in full of the Advances pursuant to Section 2.5(a) and (z) at maturity (whether by acceleration or otherwise); provided that (i) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (ii) with respect to any partial prepayment of the Advances Outstanding, accrued Interest on such amount to but excluding the date of prepayment shall be payable on the date of such prepayment.

(d) The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) All Interest and all other fees payable hereunder shall be due and payable, in arrears, on each Payment Date at any time that Advances or Commitments are outstanding or at any time that any Lender has an obligation to extend credit hereunder. The Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Borrower and solely to the extent the amount on deposit in the Collection Account is insufficient to make payments pursuant to Section 9.01(a)(i)(A) through (G) in full on any applicable Payment Date, to charge Interest and fees (when due and payable), all expenses (as and when incurred), and all other payments as and when due and payable under any Facility Document to the Pre-Funding Account, which amounts thereafter shall constitute Advances hereunder and shall accrue Interest at the rate then applicable to Advances hereunder.

Section 2.05. Prepayment of Advances; Cures

(a) Optional Prepayments. In addition to the prepayment of the Advances on any Payment Date pursuant to the Priority of Payments, the Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, together with all Interest accrued thereon, subject to the payment of any applicable Prepayment Fee and Section 2.10; provided that the Borrower shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) not later than 12:00 p.m. on any Business Day. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment by the Borrower of any Advance pursuant to this Section 2.05(a) (other than any prepayment of the Advances on any Payment Date pursuant to the Priority of Payments) shall in each case be in a principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances Outstanding or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Loans, such lesser amount as is paid by the applicable Obligor in respect thereof. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Borrower shall make the payment amount specified in such notice by wire transfer of immediately available funds by 2:00 p.m. (New York time) to the deposit account specified by the Administrative Agent from time to time in writing. The Administrative Agent promptly will make such payment amount specified in such notice available to each Lender in the amount of each Lender’s Percentage of the payment amount by wire transfer to such Lender’s account. Any funds for purposes of a voluntary prepayment received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next Business Day. For the avoidance of doubt, the prepayment of the Advances on any Payment Date pursuant to the Priority of Payments shall not be subject to any notice, minimum amount, or funding and payment location requirements hereunder.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Compliance Certificate, notice of the aggregate amounts of Advances that are to be prepaid on the next succeeding Payment Date in accordance with the Priority of Payments.

(c) Borrowing Base Deficiency Cure.

(i) If any Borrowing Base Deficiency has occurred and is continuing, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to the Collection Account cash and Eligible Investments, (B) repay Advances (together with all accrued and unpaid costs and expenses of the Agents, Custodian, Collateral Administrator, Securities Intermediary and the Lenders), (C) sell or substitute Collateral Loans in accordance with Article X, or (D) pledge additional Collateral Loans as Collateral.

(ii) In connection with the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Collateral Manager on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged. Upon any such pledge by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Custodian on behalf of the Collateral Agent.

(d) Ratings Deficiency Cure.

(i) If any Ratings Deficiency has occurred and is continuing, then the Borrower may eliminate such Ratings Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) substitute Collateral Loans in accordance with Section 10.03 or (B) pledge additional Collateral Loans as Collateral. During any Ratings Event that is then continuing, the Springing Guaranty shall continue to be in effect in accordance with the Springing Guaranty Agreement and on any day thereafter that the Ratings Test is satisfied the Springing Guaranty shall cease to be in effect.

(ii) In connection with the proposed pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(d)(i), the Borrower (or the Collateral Manager on its behalf) shall deliver (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such pledge and a duly completed Borrowing Base Certificate, updated to the date such pledge is being made and giving pro forma effect to such pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged. Upon any such pledge by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Custodian on behalf of the Collateral Agent.

(e) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(d) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06. Changes of Commitments

(a) Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b) Optional Termination or Reductions. Prior to the Final Maturity Date, subject to the payment of any applicable Prepayment Fee, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time upon not less than ten (10) Business Days’ prior notice to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that any notice received after 2:00 p.m. shall be deemed to be received on the next Business Day; provided, further, that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the aggregate principal amount of Advances Outstanding at such time. Such notice of termination or reduction shall be irrevocable and shall be effective only upon receipt by the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian, and shall attach, in the case of a reduction of the Commitments, a Borrowing Base Certificate. Each reduction of Commitments of the Lenders hereunder shall be applied pro rata to reduce the respective Commitments of each Lender.

(c) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07. Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section 2.08. Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09. Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person;

(ii) subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the Term SOFR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then the Borrower will pay to such Affected Person from time to time after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within ten (10) days of receipt of such demand. If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the Term SOFR Rate, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to the Term SOFR Rate); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section 2.09) the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement (or arising in connection herewith) or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage) by an amount deemed to be material by such Affected Person, then from time to time after demand by such Affected Person, the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed on the next Payment Date following such receipt of such demand.

(c) Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(d) Ratings. If the Administrative Agent, after consultation with the Collateral Manager, determines that it is necessary or appropriate to obtain a credit rating on the Advances, the Borrower shall provide (no later than 60 days following receipt by the Borrower of such reasonable request) at least one credit rating agency designated by the Administrative Agent with all information and documents reasonably requested by such rating agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise reasonably cooperate with such rating agency’s review of the Facility Documents and transactions contemplated hereby; it being understood that the Borrower shall not be responsible for the cost of obtaining or maintaining any such rating.

(e) Calculation. In determining any amount provided for in this Section 2.09, the Affected Person may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Person making a claim under this Section 2.09, shall submit to the Borrower a certificate of a Responsible Officer of the Affected Person setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(f) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(g) After-Tax Basis. The payment of amounts under this Section 2.09 shall be on an after Tax basis.

Section 2.10. Compensation; Breakage Payments; Inability to Determine Rates

(a) The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates (or the applicable date of prepayment) following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the Term SOFR Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the Term SOFR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the Term SOFR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the Term SOFR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

(b) Inability to Determine Rates. With respect to any Advance, if, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Benchmark Rate for the applicable Advances, the Administrative Agent will promptly so notify the Borrower, the Facility Agent and each Lender. Subject to Section 2.11, thereafter, the obligation of the Lenders to make or maintain Advances based upon the Benchmark Rate will be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Furthermore, if any Advance is outstanding on the date of the Borrower’s receipt of notice from the Administrative Agent with respect to the Benchmark Rate applicable to such Advance, then on the last day of the Interest Accrual Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Administrative Agent to, and shall constitute, an Advance bearing interest at a rate per annum equal to the Base Rate plus the Applicable Margin on such day.

Section 2.11. Effect of Benchmark Transition Event

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark Rate with a Benchmark Replacement pursuant to this Section 2.11 will occur prior to the applicable Benchmark Transition Start Date. No Currency Hedge Agreement shall constitute a Facility Document for purposes of this Section 2.11.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of the Term SOFR Rate or a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Agreement.

(c) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(d). Any determination, decision or election that may be made by Administrative Agent and/or Lenders pursuant to this Section 2.11 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent demonstrable error and may be made in its or their sole discretion and without consent from any other party hereto or any other Facility Documents, except, in each case, as expressly required pursuant to this Section 2.11.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for an Advance of, conversion to or continuation of an Advance referring to the applicable Benchmark Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to an Advance referencing the Base Rate and any outstanding affected Advance will be deemed to have been converted from the applicable Benchmark Rate to the Base Rate at the end of the applicable Interest Accrual Period. During any Benchmark Unavailability Period, the component of Base Rate based upon the Term SOFR Rate will not be used in any determination of the Base Rate.

(f) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to any rate in the definition of “Term SOFR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence any Benchmark Rate or have the same volume or liquidity as did any Benchmark Rate, (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.11(f) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 2.11(f). Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2.12. Fees

(a) Unused Fee. On each Payment Date, the Borrower shall pay to the Administrative Agent (for the account of the Lenders on a pro rata basis) an unused commitment fee (an “Unused Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period from and including the Closing Date to and excluding the Commitment Termination Date, of the product of (i) the Unused Fee Rate, divided by 360 and (ii) the applicable portion of the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(c) Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Custodian Fee Letter. Fees payable pursuant to the Custodian Fee Letter shall be computed on the basis of a 360-day year and the actual days elapsed for the related Interest Accrual Period and shall be based on the outstanding principal amount of the Collateral Loans determined as of the first day of the related Collection Period.

Section 2.13. Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14. Default Interest

During the existence and continuance of a Borrowing Base Deficiency or an Event of Default, at the election of the Administrative Agent or Required Lenders, all Obligations (other than principal and interest on the Advances, where the Default Rate is reflected in the Applicable Margin) shall bear interest at the Default Rate until rescinded by the Administrative Agent or the Required Lenders or the applicable Borrowing Base Deficiency has been cured or the applicable Event of Default has been waived in accordance with the terms hereof. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15. Payments Generally

(a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf and at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) by the Administrative Agent in accordance with the Priority of Payments to the applicable recipient in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Administrative Agent. Other than with respect to payments on a Payment Date, payments must be received by the Administrative Agent on or prior to 2:00 p.m. on a Business Day to be remitted by the Administrative Agent on such Business Day to the Lenders; provided that payments received by the Administrative Agent after 2:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Administrative Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed. In computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

Section 2.16. Right of Setoff

The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Administrative Agent or any Lender may otherwise have, upon the occurrence and during the continuance of an Event of Default, each of the Administrative Agent and the Lenders shall be entitled, at its option, to offset amounts owing by the Administrative Agent or such Lender, as the case may be, to the Borrower, in USD or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement that is not paid when due. For this purpose, any amount owing by the Administrative Agent or any Lender to the Borrower may be converted by the Administrative Agent or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Administrative Agent or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Section 2.17. Increase in Facility Amount

(a) So long as no Default, Event of Default or Ratings Deficiency has occurred and is continuing and subject to compliance with the terms of this Section 2.17, from time to time prior to the date that is two (2) years after the Closing Date, the Borrower may request one or more increases to the Facility Amount (each such increase, a “Facility Increase”).

(b) Each Facility Increase shall be subject to the following conditions:

(i) the Facility Increase shall be in an amount not less than $5,000,000;

(ii) the Facility Amount following such Facility Increase will not exceed $100,000,000;

(iii) the Borrower shall have delivered to the Administrative Agent (with a copy to the Collateral Agent) a written request for such Facility Increase (which may be by email) not later than the tenth (10th) Business Day prior to the date of such proposed Facility Increase (or such shorter period acceptable to the Administrative Agent);

(iv) the Borrower shall have delivered to the Administrative Agent evidence that the Borrower is authorized to agree to such Facility Increase and all customary opinions and other closing documents as are reasonably requested by the Administrative Agent;

(v) the Administrative Agent and each applicable Lender shall have consented to such Facility Increase in writing in their respective sole discretion;

(vi) each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of the date of such Facility Increase (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); and

(vii) on or prior to the date of such Facility Increase, the Borrower shall have paid to the Administrative Agent: (A) the applicable upfront fee set forth in the Administrative Agent Fee Letter, and (B) all other fees due and owing pursuant to the terms hereof or any other Facility Document.

Section 2.18. Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article 2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advance were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments hereunder, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Advances

The effectiveness of the Closing Date and the obligation of each Lender to make its initial Advance hereunder shall be subject to the following conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent, the deliverables set forth below or, as applicable, the events set forth below shall have occurred (or such applicable conditions precedent have been waived by the Administrative Agent):

(a) each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement and the other Facility Documents;

(c) each of the representations and warranties of the Borrower, the Collateral Manager and the Equityholder contained in the Facility Documents shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d) one or more certificates of a Responsible Officer of each of the Borrower, the Equityholder and the Collateral Manager certifying (i) as to its Constituent Documents, (ii) that each of the representations and warranties are true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iii) that no Default or Event of Default has occurred and is continuing, and (iv) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) copies of favorable UCC, tax, and judgment lien search reports in all necessary or appropriate jurisdictions and under all legal and, where applicable, trade names of each of the Borrower, the Collateral Manager and the Equityholder as reasonably requested by the Administrative Agent, in each case, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens and Liens to be released on the Closing Date acceptable to the Administrative Agent;

(f) proper financing statements, in acceptable form for filing on the Closing Date, under the UCC in any applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and such further instruments and such further actions that the Administrative Agent deems reasonably necessary or desirable in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral;

(g) legal opinions (addressed to each of the Secured Parties) of counsel (including local counsel in any applicable jurisdiction) to the Borrower, the Collateral Manager and the Equityholder, covering customary corporate matters (including opinions regarding no conflict with covered Laws and non-contravention with organizational documents and the Investment Company Act, perfection of the Collateral Agent’s security interest in the Collateral and such other matters as the Administrative Agent and its counsel shall reasonably request);

(h) legal opinions (addressed to each of the Secured Parties) of counsel (including local counsel in any applicable jurisdiction) to the Collateral Agent, Custodian and Collateral Administrator covering customary corporate matters (including opinions regarding no conflict with covered Laws and non-contravention with organizational documents and such other matters as the Administrative Agent and its counsel shall reasonably request);

(i) since February 28, 2025, there shall have been no Material Adverse Effect;

(j) the Borrower shall not have any Indebtedness other than the Obligations and any Currency Hedge Transaction expressly required pursuant to Section 5.01(q);

(k) the Borrower shall have Availability of not less than $100,000 as of the Closing Date;

(l) all of the Covered Accounts shall have been established and shall be subject to the Account Control Agreement;

(m) evidence reasonably satisfactory to it that (i) all fees and expenses due and owing to the Administrative Agent on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of Mayer Brown LLP, counsel to the Administrative Agent, and of counsel to the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower;

(n) a Borrowing Base Certificate prepared pro forma as of the Closing Date;

(o) a solvency certificate reasonably satisfactory to it from an authorized signatory of the Borrower and the Equityholder;

(p) the Borrower (or the Collateral Manager on behalf of the Borrower) shall have Delivered to the Custodian all of the Collateral Loan Files for each Collateral Loan owned by the Borrower at the address identified herein;

(q) the Borrower shall have instructed all Obligors or, if applicable, the administrative agents, on the Collateral Loans that all payments shall be made directly to the applicable Collection Account and all Collections received by the Borrower or its Affiliates with respect to the Collateral shall be held in trust for the benefit of the Collateral Agent on behalf of the Secured Parties;

(r) in advance of the Closing Date, all documentation and other information requested at least three Business Days prior to the Closing Date in connection with any applicable “know your customer” and Anti-Money Laundering Laws;

(s) sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date, a Beneficial Ownership Certification in relation to the Borrower to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(t) evidence reasonably acceptable to the Administrative Agent of the full repayment in full of all Indebtedness of the Borrower under that certain Credit and Security Agreement dated as of October 4, 2021 by and among the Borrower, the Collateral Manager, the Equityholder, Encina Lender Finance, LLC and the other parties thereto, and the release of any liens in connection therewith;

(u) such other approvals, documents, opinions, certificates, searches and reports as the Administrative Agent may reasonably request.

Section 3.02. Conditions Precedent to Advances

The obligation of each Lender to make each Advance to be made by it on each Borrowing Date shall be subject to the fulfillment (or waiver by the Required Lenders) of the following conditions:

(a) the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Certificate attached thereto, all duly completed) delivered in accordance with Section 2.02 (other than in respect of any Advance pursuant to Section 2.02(a)(ii));

(b) immediately after the making of such Advance on the applicable Borrowing Date, each of the Borrowing Base Test, the Ratings Test and the Coverage Tests shall be satisfied (in each case, as demonstrated on the Borrowing Base Certificate attached to such Notice of Borrowing and certified by a Responsible Officer of the Borrower (or the Collateral Manager on behalf of the Borrower));

(c) each of the representations and warranties of the Borrower, the Collateral Manager and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e) the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Custodian all of the Collateral Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein; and

(f) unless there has been no material change to the Beneficial Ownership Certification previously provided by the Borrower, such Borrower, to the extent it then qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered to Administrative Agent an updated Beneficial Ownership Certification at least three (3) Business Days prior to any Advance.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and each Measurement Date, as follows:

(a) Due Organization; Power and Authority. The Borrower is a limited liability company formed under the Laws of the State of Delaware, with full power and authority to own and operate its assets and properties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action) and to conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the Laws of its jurisdiction of organization. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises necessary for the proper operation of its business.

(g) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither the Borrower nor any of its Subsidiaries or any of their respective Related Parties is a Sanctioned Person or is aware that it is under investigation for an alleged breach of Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws by a Governmental Authority that enforces Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. The Borrower, its Subsidiaries, and any of their respective Related Parties are in compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. The Borrower will notify the Lenders and Administrative Agent in writing not more than two (2) Business Days after becoming aware of any breach of this Section 4.01(g). The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, applicable Anti-Money Laundering Laws, and applicable Anti-Corruption Laws.

(h) Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 3 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02). The Borrower’s jurisdiction of registration and organization is the jurisdiction referred to in Section 4.01(a).

(i) Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(j) Taxes and Tax Status.

(i) The Borrower has filed all U.S. federal, state and local income Tax returns and all other material Tax returns which are required to be filed by it, if any, and has paid all U.S. federal, state and local income Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(ii)  The Borrower is (x) either a “disregarded entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3 that is disregarded as separate from a “United States person” within the meaning of Section 7701(a)(30) of the Code or a partnership for U.S. federal income tax purposes all of the beneficial owners of which are “United States persons” within the meaning of Section 7701(a)(30) of the Code and (y) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

(k) ERISA. Neither (i) the Borrower nor (ii) any member of its ERISA Group has, or during the past six (6) years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(l) Plan Assets. None of the assets of the Borrower, the Equityholder or the Collateral Manager are deemed to be “plan assets” within the meaning of the Plan Assets Regulation and the Collateral is not deemed to be “plan assets” within the meaning of the Plan Assets Regulation. The execution, delivery, and performance of this Agreement and the other Facility Documents by the Borrower and the borrowing and repayment of amounts under this Agreement do not and will not constitute a Prohibited Transaction.

(m) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(n) Material Adverse Effect. Since the later of February 28, 2025 or the date of the last audited consolidated financial statements delivered pursuant to Section 5.01(d)(i), no event or condition has occurred with respect to the Borrower that constitutes or would reasonably be expected to constitute a Material Adverse Effect.

(o) Compliance. The Borrower is in compliance in all respects with its Constituent Documents and the activities described in Section 5.05 hereof.

(p) Exchange Act Compliance; Regulations T, U and X; Margin Regulations. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Regulations T, U and X of the Board of Governors. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(q) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of any Responsible Officer of the Borrower, threatened against it, before any Official Body having jurisdiction over it or its properties (i) asserting the invalidity of any of the Facility Documents, (ii) seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(r) Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement and the other Facility Documents, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(s) Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.

(t) Indebtedness. The Borrower has no Indebtedness, other than (a) Indebtedness incurred under the terms of the Facility Documents, (b) Indebtedness incurred under in connection with any Currency Hedge Transaction expressly required pursuant to Section 5.01(q) and (c) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Facility Documents.

(u) Collections. The Borrower acknowledges that (a) all Obligors (or applicable agents) have been directed to make all payments directly to the Collection Account and (b) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the appropriate Collection Account in accordance with this Agreement.

(v) No Fraud. To the knowledge of any Responsible Officer of the Borrower, each Collateral Loan was originated without any fraud or misrepresentation on the part of any party thereto.

(w) Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x) Ordinary Course. Each repayment of principal or interest in respect of the Advances under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs between the Borrower and the Lenders.

(y) Subsidiaries; Capitalization. The Borrower has no Subsidiaries. The Borrower has issued no membership or other equity interests other than the Capital Stock.

(z) Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

Section 4.02. Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and each Measurement Date, as follows:

(a) Information. Each Notice of Borrowing, each Compliance Certificate, each Borrowing Base Certificate and (x) all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby and (y) all information provided by the Borrower or the Collateral Manager to the Administrative Agent in writing with respect to any Collateral Loan, in each case, is true, complete and correct in all material respects (or, with respect to information received from an Obligor or other third party, is true and correct in all material respects to the knowledge of the Borrower or the Collateral Manager) as of the date such information is stated or certified. All Collateral Loans included as Eligible Collateral Loans in the most recent calculation of the Borrowing Base Test, the Ratings Test and the Coverage Tests required to be determined hereunder were Eligible Collateral Loans as of the date of such calculation and any other information contained in each Notice of Borrowing is an accurate and complete listing of all the Collateral Loans contained in the Collateral as of the related date such Collateral Loan was included in the Collateral and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true and correct as of the related date such Collateral Loan was included in the Collateral.

(b) Representations Relating to the Collateral.

(i) The Borrower owns and has legal, marketable and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii) the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

(iii) [reserved];

(iv) the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v) other than the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder; and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi) the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii) all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii) this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement, filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix) the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x) with respect to the Collateral that constitutes Security Entitlements:

(A) all such Collateral has been and will have been credited to the applicable Covered Account;

(B) the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

(C) either (x) the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing) or (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts; and

(xi) with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to or promptly after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(c) Value Given. The Borrower has acquired each Collateral Loan in the ordinary course of its business and has given fair consideration and reasonably equivalent value to the seller of each Collateral Loan in exchange for the purchase or contribution of each such Collateral Loan. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to such seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 4.03. Representations and Warranties of the Equityholder and the Collateral Manager

The Collateral Manager and the Equityholder, as applicable, each represents and warrants to each of the Secured Parties on and as of the Closing Date and each Borrowing Date, as follows:

(a) Due Organization. It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. It is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any material order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets except as would not reasonably be expected to have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises necessary for the proper operation of its business.

(g) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither it nor any of its Affiliates is a Sanctioned Person or is under investigation for an alleged breach of Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws by a Governmental Authority that enforces Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. It, its Subsidiaries, and their respective Related Parties are in compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. It and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, applicable Anti-Money Laundering Laws, and applicable Anti-Corruption Laws.

(h) Eligibility. Each Collateral Loan included in a Borrowing Base Certificate required to be delivered by it under this Agreement as an Eligible Collateral Loan was, in fact, an Eligible Collateral Loan at such time.

(i) Status of BDC. It is (and shall have all times maintained its status as) a “business development company” under the Investment Company Act.

Section 4.04. Representations and Warranties of the Custodian and Collateral Administrator.

Each of the Custodian and the Collateral Administrator represents and warrants in its individual capacity and as Custodian or Collateral Administrator, as applicable, as follows (and any successor Custodian or Collateral Administrator appointed in accordance with this Agreement represents and warrants as follows in its individual capacity and as Custodian or Collateral Administrator, as applicable):

(a) Organization and Corporate Power. (i) It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full power, authority and legal right to execute, deliver and perform its obligations as Custodian or Collateral Administrator, as applicable, under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action, on its part, either in its individual capacity or as Custodian or Collateral Administrator, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which it is a party or by which it or any of its property is bound.

(d) No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Custodian or the Collateral Administrator required in connection with the execution and delivery of this Agreement, the performance by the Custodian or the Collateral Administrator, as applicable, of the transactions contemplated hereby and the fulfillment by the Custodian or the Collateral Administrator, as applicable, of the terms hereof have been obtained.

(f) Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Custodian or the Collateral Administrator, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V
COVENANTS

Section 5.01. Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, in each case to the extent necessary or appropriate to the operation of its business, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would reasonably be expected to have a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement.

(i) It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement (including Section 5.02(s) hereof), (1) amendments, consents, waivers and other modifications of Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii) It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will promptly perform, and use commercially reasonable efforts to cause the Collateral Manager to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c) Further Assurances. It shall promptly upon the reasonable request of the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Administrative Agent or the Required Lenders, the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d) Financial Statements; Other Information. It shall provide to the Administrative Agent (who shall then deliver to the Lenders):

(i) within 120 days after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending February 28, 2026), an annual report of the Equityholder containing (x) an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than relating to the impending maturity date of the Facility within 12 months)), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis and (y) an unaudited consolidating statement of assets and liabilities of the Borrower as of the end of such fiscal year, and unaudited consolidating statements of operations, changes in net assets and cash flows, in each case, for the year then ended, prepared in accordance with GAAP; provided that (a) appropriate notation shall be made within the consolidated financial statements of the Equityholder to indicate the separateness of the Borrower from the Equityholder and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of the Equityholder or any other Person and (b) such assets shall also be listed on the Borrower’s own separate income statement, balance sheet and statement of cash flows; provided, that any financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(ii) within 45 days after the end of each of fiscal quarter of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a schedule of the Borrower’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available;

(iii) within 45 days after the end of each fiscal quarter of the Borrower, an unaudited financial report of the Borrower, in a form reasonably acceptable to the Administrative Agent, containing a statement of assets and liabilities, statements of operations and cash flows, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iv) within 120 days after the end of each fiscal year of the Borrower, an annual operating plan of the Equityholder, including the budget for the next fiscal year, in form reasonably acceptable to the Administrative Agent;

(v) on or prior to each Monthly Reporting Date, a compliance certificate, in substantially the form attached hereto as Exhibit B (a “Compliance Certificate”), which shall include, among other things, a calculation of the Interest Coverage Ratio and the Overcollateralization Ratio as of the immediately preceding Determination Date;

(vi) on or prior to each Monthly Reporting Date, and on each other date expressly required hereunder (including, for the avoidance of doubt, pro forma for any date on which any Advance is to be made or any Restricted Payment is to be made pursuant to Section 5.02(r)), an updated Borrowing Base Certificate;

(vii) within five (5) Business Days after a Responsible Officer of the Borrower obtains knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (c) Ratings Deficiency or (D) modification to the Credit Policies and Procedures, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and, in respect of clauses (A), (B), or (C), the action which the Borrower or the Collateral Manager is taking or proposes to take with respect thereto;

(viii) within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to (x) the Borrower, the Equityholder, or the Collateral Manager or (y) any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B) could reasonably be expected to have a Material Adverse Effect;

(ix) within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains knowledge thereof, notice of the occurrence of any ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event; and

(x) from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the Borrowing Base, each Coverage Test or any Excess Concentration Amount) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

(e) Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent (in its own discretion or at the direction of the Required Lenders) may reasonably request, subject to the limitations set forth in Section 12.04(a). Any Lender may accompany the Administrative Agent at such Lenders’ expense.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund the repayment in full of all Indebtedness of the Borrower under that certain Credit and Security Agreement dated as of October 4, 2021 by and among the Borrower, the Collateral Manager, the Equityholder, Encina Lender Finance, LLC and the other parties thereto;

(ii) to fund or pay the purchase price (in a manner that shall constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes)) of Eligible Collateral Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(iii) to fund additional extensions of credit under Delayed Drawdown Collateral Loans held by the Borrower, in each case in accordance with the terms of this Agreement;

(iv) to fund the Pre-Funding Account to the extent the Pre-Funding Account is required to be funded pursuant to Section 2.02(a)(ii);

(v) to pay fees, costs and expenses payable to the Secured Parties pursuant to the Facility Documents in accordance with the terms thereof;

(vi) to pay any Interest due hereunder pursuant to Section 2.04(d); or

(vii) solely to the extent expressly permitted pursuant to Section 5.02(r), to make a distribution to the Equityholder.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X. Further, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, an “affiliate” (as defined in Regulation) of a Lender.

(g) Information and Reports. Each Notice of Borrowing, each Compliance Certificate, each Borrowing Base Certificate and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified and the delivery by or on behalf of the Borrower of any such Notice of Borrowing, Compliance Certificate, Borrowing Base Certificate or other written information, reports, certificates and statements shall be deemed to be a representation and warranty by the Borrower that such information is true, complete and correct in all material respects as of the date such information is stated or certified (or, with respect to information received from an Obligor, is true and correct to the knowledge of the Borrower).

(h) No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i) Tax Matters.

(i) The Borrower shall (and each Lender hereby agrees to) treat the Advances and any Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction.

(ii) For U.S. federal income tax purposes, the Borrower shall (A) treat itself as a disregarded entity that is wholly owned by a "United State person" under Section 7701(a)(30) of the Code for U.S. federal income tax purposes and (B) shall not make an election or permit any other action that would cause itself to be treated as a corporation for U.S. federal income tax purposes.

(iii) The Borrower shall pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Notwithstanding any contrary agreement or understanding, the Equityholder, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law.

(j) Collections. (i) The Borrower (or the Collateral Manager on its behalf) shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account and (ii) the Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Collateral Manager or any of their respective Affiliates.

(k) Priority of Payments. The Borrower shall instruct in writing (or cause the Collateral Manager to instruct in writing) the Administrative Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. The Borrower shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures reasonably designed to ensure compliance therewith. The Borrower shall ensure that it does not use, directly or indirectly, the proceeds of or fund the repayment of any Advance (i) to fund any activities or business of or with any Sanctioned Person or in any country or territory, that, at the time of such funding, is a Sanctioned Country, or (ii) in any other manner that would result in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Person participating in the Advance, whether as Administrative Agent, Lender, advisor, investor, or otherwise).

(m) Further Assurances. The Borrower shall deliver all such further instruments and take all such further actions that the Administrative Agent deems reasonably necessary or desirable in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral.

(n) [Reserved].

(o) Delivery of Collateral Loan Files. The Borrower (or the Collateral Manager on behalf of the Borrower) shall provide each item referenced in the definition of “Collateral Loan File” and shall Deliver to the Custodian all original promissory notes; provided that, other than as set forth above with respect to any original assignment of any Collateral Loan or any original executed promissory note with respect to any Collateral Loan (each of which shall be delivered to the Custodian in sealed envelopes labeled appropriately), the requirements set forth in this Section 5.01(o) shall be satisfied by providing electronic copies of each Collateral Loan Document and the related Collateral Loan File Checklist to the Collateral Administrator and the Custodian; provided, further, that any filed stamped document included in any Collateral Loan File shall be delivered as soon as they are reasonably available (but in no event later than 60 Business Days after the related Borrowing Date). Neither the Custodian nor the Collateral Administrator shall have any obligation to review any of the documents delivered to it hereunder.

(p) Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation, including any Beneficial Ownership Certification in relation to the Borrower. The Borrower shall also provide any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein in such certification.

(q) Currency Hedge Transactions. The Borrower shall, with regard to any Collateral Loan denominated in an Eligible Currency other than Dollars, enter into a Currency Hedge Transaction, provided that each such Currency Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty, governed by a Hedging Agreement and approved by the Administrative Agent;

(ii) have a schedule of periodic quarterly calculation periods which settle on a Payment Date, the first of which commences on the applicable Acquisition Date associated with such purchase, and the last of which ends on the date of the last Scheduled Distribution due to occur under the Collateral Loan to which it relates;

(iii) have (A) a notional amount denominated in the applicable Eligible Currency of the related Collateral Loan (the “Non-USD Notional Amount”), (B) a notional amount denominated in Dollars (the “USD Notional Amount”), (C) a floating payment relating to the index applicable to such Collateral Loan payable by the Borrower, (D) a floating payment relating to the Term SOFR Rate payable by the Hedge Counterparty, and (E) a scheduled termination date equal to the date which the Collateral Manager reasonably expects to be the scheduled final payment date of such Collateral Loan or, at the option of the Manager, the date on which the average life or duration for the Collateral Loan being hedged expires;

(iv) provide that (A)(x) the Borrower shall pay to the Hedge Counterparty, in the applicable Eligible Currency in which the related Collateral Loan is denominated, a floating rate coupon on the Non-USD Notional Amount of such Currency Hedge Transaction and (y) in exchange, the Hedge Counterparty shall pay to the Borrower, in Dollars, a floating rate coupon on the USD Notional Amount of such Currency Hedge Transaction; (B)(x) the Borrower shall pay to the Hedge Counterparty, in the applicable Eligible Currency in which the related Collateral Loan is denominated, a specified portion of the Non-USD Notional Amount as a final principal exchange amount and (y) in exchange, the Hedge Counterparty shall pay to the Borrower, in Dollars, a specified portion of the USD Notional Amount as a final principal exchange amount; and

(v) have a Non-USD Notional Amount equal to outstanding Principal Balance of the Collateral Loan being hedged.

Section 5.02. Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification and reimbursement obligations for which no claim has been asserted, have been Paid in Full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b) Liquidation; Merger; Division; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger, consolidation or division (or suffer any liquidation, dissolution, partial liquidation or division) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the Payment in Full of the Obligations).

(c) Amendments to Constituent Documents, Etc. The Borrower shall not (i) amend, modify or take any action inconsistent with its Constituent Documents or (ii) amend, modify or waive any term or provision in any Facility Document without the prior written consent of the Administrative Agent.

(d) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens.

(e) Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives prompt (but not less than ten (10) days’) prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g) Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale for cash and at Fair Value shall be deemed to comply with this provision).

(h) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall not use the proceeds of any Advance directly or indirectly to fund any activities or business of or with any Sanctioned Person or in any country or territory, that, at the time of such funding, is a Sanctioned Country, or (ii) in any other manner that would result in the violation of Sanctions by any Person (including any Person participating in the Advance, whether as Administrative Agent, Lender, advisor, investor, or otherwise). It shall not (nor shall it permit any other Person to) use the proceeds of any Advance directly or indirectly, in any way that would be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower shall not fund the repayment of any Advance with proceeds derived from any transaction that would be prohibited by Sanctions or would be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(i) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(j) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than the Obligations pursuant to or as expressly permitted by this Agreement and the other Facility Documents and any obligations under any Currency Hedge Transaction required pursuant to Section 5.01(q). The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(k) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first-priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l) Subsidiaries. It shall not have or permit the formation of any Subsidiaries.

(m) Name. It shall not conduct business under any name other than its own.

(n) Employees. It shall not have any employees (other than any Responsible Officers and other officers and directors to the extent they are employees).

(o) ERISA; Plan Assets. Neither (i) it nor (ii) any member of its ERISA Group, shall have any liability or obligation with respect to any Plan or Multiemployer Plan, except as would not constitute a Material Adverse Effect. None of its assets, the assets of the Equityholder, the assets of the Collateral Manager its assets nor the Collateral shall be treated as “plan assets” within the meaning of the Plan Assets Regulation. It shall not take any action (or omit to take any action) which would give rise to a Prohibited Transaction with respect to the transactions contemplated by this Agreement or the other Facility Documents (including the borrowing and repayment of amounts under this Agreement).

(p) Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without such agreements including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary purchase or sale terms or which are documented using customary loan trading documentation.

(q) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

(r) Restricted Payments. The Borrower shall not make any Restricted Payments other than (a) distributions of Excess Cash and (b) distributions with respect to proceeds of any Advance; provided that, any such Restricted Payments shall be limited to no more than four (4) times during any Collection Period; and provided further that, prior to making any such Restricted Payment under this Section 5.02(r), Borrower has delivered to the Administrative Agent an updated Borrowing Base Certificate and Compliance Certificate as of such date demonstrating that, immediately prior to giving effect to such payment and immediately after giving effect to such payment on a pro forma basis, no Default, Event of Default, Ratings Deficiency, Borrowing Base Deficiency or Coverage Test Deficiency shall exist or would occur.

(s) Amendments to Collateral Loans. The Borrower (and the Collateral Manager on its behalf) shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan (i) that would result in a Default, an Event of Default or a Borrowing Base Deficiency, or (ii) after the occurrence and continuance of an Event of Default.

(t) Obligor Payment Instructions. The Borrower shall not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors, agent banks or administrative agents on the Collateral Loans regarding payments to be made with respect to the Collateral Loans to the Collection Account, unless the Administrative Agent has consented to such change. The Borrower acknowledges that the power of attorney granted in Section 6.03 to the Administrative Agent is exercisable only after the occurrence and during the continuance of an Event of Default and permits the Administrative Agent to give notice to the Obligors and related agents of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent. The Borrower further agrees that it shall (or it shall cause the Collateral Manager to) provide prompt notice to the Administrative Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Loan and direct such Obligor to make payments as required hereunder to the extent a Responsible Officer of the Borrower or the Collateral Manager, as applicable, has knowledge of such misdirected or errant payments.

(u) Amendments to Credit Policies and Procedures. The Borrower (and the Collateral Manager on its behalf) shall not consent to any amendment or other modification of the Credit Policies and Procedures in a manner adverse to the interests of the Secured Parties without the prior written consent of the Required Lenders; provided that the Borrower (or the Collateral Manager on its behalf) shall consult with the Required Lenders prior to any such amendments or other modifications to the Credit Policies and Procedures in order for the Required Lenders to determine whether such amendments or other modifications are adverse to the interests of the Secured Parties.

(v) [Reserved].

(w) Unfunded Exposure Amount. The Borrower shall not permit the Unfunded Exposure Amount to exceed $9,000,000 at any time.

Section 5.03. Affirmative Covenants of the Equityholder and the Collateral Manager

Each of the Equityholder and the Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party except, in the case of clause (i), (iii) and (v)(A), where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

(b) Information. Each Notice of Borrowing, each Compliance Certificate, each Borrowing Base Certificate and all other written information, reports, certificates and statements furnished by the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified (or, with respect to information received from an Obligor, is true and correct to the knowledge of the Collateral Manager).

(c) Collateral Loan Reporting. The Collateral Manager shall provide to the Administrative Agent or cause to be provided to the Administrative Agent the following information with respect to each Collateral Loan:

(i) within two (2) Business Days following the Collateral Manager obtaining knowledge of any Collateral Loan becoming an Ineligible Collateral Loan and , written notice to the Administrative Agent and the Collateral Agent that such Collateral Loan has become an Ineligible Collateral Loan and an updated pro forma Borrowing Base Certificate showing that no Borrowing Base Deficiency shall be outstanding after giving effect to any withdrawals or applications of cash on such date; and

(ii) to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, the annual audited financial statements with respect to each Obligor and the financial reporting packages and compliance certificates delivered by such Obligor pursuant to the applicable Related Documents, which delivery shall be made within thirty (30) calendar days after receipt by a Responsible Officer of the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Related Documents;

(iii) to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, copies of any amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification;

(iv) copies of the underwriting and credit memos prepared by the Collateral Manager with respect to each Collateral Loan, on or prior to the date the Borrower acquires a Collateral Loan, and copies of any updates or amendments thereto within ten (10) Business Days after such updates or amendments become available;

(v) within three (3) Business Days of approval by the board of directors of the Collateral Manager, a final valuation with respect to such Collateral Loan prepared by an independent third party valuation firm (including any such quarterly valuation report);

(vi) to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, such other information as the Administrative Agent or the Required Lenders may reasonably request relating to the Collateral Loans or the transactions contemplated hereby; and

(vii) within two (2) Business Days following the Collateral Manager obtaining knowledge of any change to the risk rating of any Collateral Loan in accordance with the Risk Rating System.

(d) Notices. Within five (5) Business Days (or, with respect to any Event of Default, two (2) Business Days) after a Responsible Officer of the Collateral Manager or the Equityholder obtains knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) Ratings Deficiency or (D) modifications to the Credit Policies and Procedures, the Collateral Manager shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and, in respect of clauses (A), (B) and (C) the action which the Collateral Manager is taking or proposes to take with respect thereto; provided that the Collateral Manager shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default, Event of Default, Ratings Deficiency or modification pursuant to Section 5.01(d)(iii).

(e) Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent (in its own discretion or at the direction of the Required Lenders) may reasonably request, subject to the limitations set forth in Section 12.04(a). Any Lender may accompany the Administrative Agent at such Lender’s expense.

(f) Collections. The Collateral Manager shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account. The Collateral Manager shall promptly identify any collections received as being on account of Interest Proceeds or Principal Proceeds and shall transfer, or cause to be transferred, all such Collections to the Collection Account within ten (10) Business Days after such Collections are received.

(g) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures reasonably designed to ensure compliance therewith. It shall ensure that it does cause the Borrower or any of its Related Parties to use directly or indirectly, the proceeds of or fund the repayment of any Advance (i) to fund any activities or business of or with any Sanctioned Person or in any country or territory, that, at the time of such funding, is a Sanctioned Country, or (ii) in any other manner that would result in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Person participating in the Advance, whether as Administrative Agent, Lender, advisor, investor, or otherwise).

Section 5.04. Negative Covenants of the Equityholder and the Collateral Manager

The Equityholder and the Collateral Manager each covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any material condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

(b) Cooperation. In the event that the Administrative Agent exercises secured creditor remedies with respect to any Collateral Loan hereunder and/or causes an assignment of any Collateral Loan to any Person, including any Affiliate of Valley (such Collateral Loan, a “Foreclosed Loan”), the Equityholder, unless expressly prohibited under the terms of the Related Documents for the applicable Foreclosed Loan or by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) fail to promptly provide any necessary consent to such foreclosure or assignment in its capacity as administrative agent, or (B) vote in favor of, otherwise consent to or fail to object to the subordination of, the liens on or payment priority of such Foreclosed Loan, in a manner that would treat any lender on such Foreclosed Loan (including the Administrative Agent or any transferee thereof) differently from the loans of the same tranche held by the Equityholder or any of its Affiliates.

Section 5.05. Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement:

(a) The Borrower shall maintain its bank accounts, books, accounting and other records separate from those of any other Person.

(b) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c) The Borrower shall pay its own debts, liabilities and expenses only out of its own assets as the same shall become due; provided that the Borrower may share overhead expenses with another Person so long as such expenses are allocated fairly and reasonably between the Borrower and such other Person.

(d) The Borrower has observed, and shall observe, in all material respects all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence.

(e) The Borrower shall have at least one (1) Independent Manager at all times.

(f) The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except, in each case, as expressly permitted by or pursuant to the Facility Documents.

(g) The Borrower shall, at all times, hold itself out to the public as a legal and economic entity separate from any other Person, shall not identify itself as a division of any other Person and shall correct any known misunderstanding regarding its separate identity.

(h) Any transaction between the Borrower and its Affiliates shall be on arm’s-length terms.

(i) Except as expressly provided in the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(j) Except as expressly provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Equityholder, its Affiliates or any other Person (except for equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan or any exchange offer, work-out or restructuring of a Collateral Loan).

(k) The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(l) The Borrower shall make no transfer of its Collateral Loans, except as expressly permitted by or pursuant to the Facility Documents.

(m) The Borrower shall file its own Tax returns, if any, as may be required under Applicable Law, to the extent that the Borrower is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a disregarded entity separate from its sole owner of another taxpayer for Tax purposes, within the meaning of Treasury Regulation Section 301.7701-3 and pay any Taxes so required to be paid under Applicable Law.

(n) The Constituent Documents of the Borrower shall not fail to provide that the unanimous consent of all managers (including the consent of the Borrower’s Independent Manager) required for the Borrower to (a) institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing.

(o) The Borrower shall maintain adequate capital in light of its contemplated business operations.

(p) The Borrower shall at all times be organized as a special purpose entity and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its Constituent Documents in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01. Events of Default

“Event of Default”, wherever used herein, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any principal of any Advance or (ii) any other amount payable by the Borrower, the Collateral Manager or the Equityholder, including any Interest, Unused Fee or other Obligations not specified in clause (c) below and, in the case of payments under clause (ii), such default has not been cured within three (3) Business Days;

(b) the failure on any Payment Date to disburse amounts in the Collection Account in accordance with the Priority of Payments set forth herein and such failure has not been remedied within two (2) Business Days;

(c) the Borrower fails to repay the Obligations in full (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) on the Final Maturity Date;

(d) the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, an “investment company” under Section 8 of the Investment Company Act;

(e) a default in any respect in the performance, or breach in any respect, of any covenant or agreement of the Borrower, the Equityholder or the Collateral Manager under Sections 5.01(a)(ii), 5.01(c), 5.01(d), 5.01(e), 5.01(f), 5.01(h), 5.01(j), 5.01(k), 5.01(l), 5.01(p), 5.02, 5.03(c), 5.03(d), 5.03(e), 5.03(f), 5.03(g), 5.04 or 5.05, or under the Springing Guaranty Agreement, the Limited Guaranty Agreement or the Equity Pledge Agreement;

(f) except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower or the Equityholder under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, in each case, which failure, if capable of being cured (it being understood that no negative covenant shall be deemed capable of being cured) continues unremedied for more than the lesser of (i) any applicable grace period expressly pertaining thereto and (ii) a period of thirty (30) days after the earlier of (x) written notice to the Borrower, the Collateral Manager and the Equityholder by the Administrative Agent, and (y) knowledge of a Responsible Officer of the Borrower, the Equityholder or the Collateral Manager, as applicable; provided that, for the avoidance of doubt, the existence of a Borrowing Base Deficiency shall be subject to clause (h) below and the existence of a Coverage Test Deficiency shall be subject to clause (q) below;

(g) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $100,000 with respect to the Borrower, or $1,000,000 with respect to the Equityholder (exclusive of judgment amounts fully covered by insurance for which the applicable insurer has not denied coverage), and the Borrower or the Equityholder, as applicable, shall not have made a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) Business Days from the date of entry thereof;

(h) a Borrowing Base Deficiency shall have occurred and be continuing (subject to Section 6.02(d)(i);

(i) (i) the failure of the Borrower to make any payment when due (after giving effect to any related grace period) under any agreement for borrowed money to which it is a party and the indebtedness for borrowed money thereunder is in an amount in excess of $100,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness or that that permits such acceleration; or (ii) the failure of the Equityholder to make any payment when due (after giving effect to the longer of any related grace period and thirty (30) days from the initial due date for such payment) under any agreement for borrowed money to which it is a party and the indebtedness for borrowed money thereunder is in an amount in excess of $10,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such indebtedness; or (iii) the occurrence of any event or condition that has resulted in the acceleration of indebtedness for borrowed money of any SBIC Subsidiary in excess of $10,000,000, individually or in the aggregate; or (iv) the failure of any Subsidiary of the Equityholder (other than the Borrower or any SBIC Subsidiary) to make any payment when due (after giving effect to the longer of any related grace period and thirty (30) days from the initial due date for such payment) under any agreement for borrowed money to which it is a party and the indebtedness for borrowed money thereunder is in an amount in excess of $10,00,000, individually or in the aggregate, the occurrence of any event or condition that has resulted in the acceleration of such indebtedness, or the occurrence of any material default that permits such acceleration;

(j) an Insolvency Event relating to the Borrower or the Equityholder occurs;

(k) (i) any material provision of any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower, the Equityholder, the Collateral Manager or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first-priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document;

(l) (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower in an amount in excess of $100,000 or the Equityholder in an amount in excess of $1,000,000 and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower in excess of $100,000 or the Equityholder in an amount in excess of $1,000,000 and such Lien shall not have been released within five (5) Business Days;

(m) a Change of Control occurs with respect to the Borrower or the Equityholder;

(n) a Collateral Manager Default occurs;

(o) the Investment Advisor ceases to be the investment advisor of the Equityholder; or

(p) (i) failure of the Borrower to maintain at least one (1) Independent Manager, (ii) the removal of any Independent Manager of the Borrower without giving prior written notice to the Administrative Agent, or (iii) the Borrower appoints an independent manager that is not listed in the definition of “Independent Manager” without the consent of the Administrative Agent;

(q) a Coverage Test Deficiency shall exist; or

(r) a Key Person Event shall have occurred.

Section 6.02. Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including (and subject to) Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, do any one or more of the following: (1) declare (by notice to the Borrower and the Collateral Manager (with a copy to the Collateral Agent)), the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare (by notice to the Borrower and the Collateral Manager (with a copy to the Collateral Agent)) the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default, the Commitment Termination Date shall occur upon notice by the Administrative Agent to the Borrower (with a copy to the Collateral Agent and the Collateral Administrator); provided, further, that upon the occurrence of any Event of Default described in clause (j) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

(b) Upon the occurrence and during the continuance of an Event of Default the Administrative Agent may, or shall upon the direction of the Required Lenders, exercise (or direct the Collateral Agent, as applicable, to exercise) any and all rights with respect to the Collateral including: (u) the exercise of the Collateral Manager’s rights and obligations under the Facility Documents (including the right to direct the Collateral Manager to exercise such rights), including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans; (v) the termination of the Collateral Manager’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Collateral Manager’s rights and obligations under the Facility Documents to a successor Collateral Manager; (x) require the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) require the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Collateral Manager to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

(c) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Required Lenders, whether or not approved by the Borrower’s board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or of any guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security, or any subordination or limitation of recourse with respect thereto, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security), and (v) any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder.

(d) Notwithstanding any provision contained herein or in any other Facility Document:

(i) If an Event of Default has occurred and is continuing pursuant to Section 6.01(h), then, so long as no other Event of Default has occurred or is continuing (other than a Standstill Event of Default (which shall be subject to Section 6.02(d)(ii)), the Borrower shall have an opportunity to cure such Event of Default by taking one or more of the actions described in Section 2.05(c) within ten (10) Business Days after the initial occurrence of such Event of Default, and the Administrative Agent shall forbear from accelerating the Obligations or exercising secured creditor remedies hereunder or under any other Facility Document (but shall be permitted to charge interest at the Default Rate) during such period of ten (10) Business Days;

(ii) If any Standstill Event of Default has occurred and is continuing then, so long as no other Event of Default (other than (A) an Event of Default pursuant to Section 6.01(h), which shall be subject to Section 6.02(d)(i), or (B) another Standstill Event of Default, which shall be subject to this Section 6.02(d)(ii) but without extending any of the time periods hereunder, which shall be measured from the date of occurrence of the initial Standstill Event of Default), the Borrower shall have an opportunity to cause the Available Loan Amount to exceed $5,000,000 by taking one or more of the actions described in Section 2.05(c) within ten (10) Business Days after the initial occurrence of such Event of Default, and the Administrative Agent shall forbear from accelerating the Obligations or exercising secured creditor remedies hereunder or under any other Facility Document (but shall be permitted to charge interest at the Default Rate) during such period of ten (10) Business Days. If the Available Loan Amount exceeds $5,000,000 at the end of such ten (10) Business Day period, then the Administrative Agent shall continue to forbear from accelerating the Obligations or exercising secured creditor remedies (but shall be permitted to charge interest at the Default Rate) until the earliest of (i) 60 days after the occurrence of such Event of Default, (ii) the occurrence of any Event of Default (other than a Standstill Event of Default); provided that the occurrence of any Event of Default under Section 6.01(h) shall be subject to Section 6.02(d)(i), (iii) the date of any failure to maintain an Available Loan Amount in excess of $5,000,000, and (iv) the occurrence of any event or condition that results in the acceleration of any indebtedness described in Section 6.01(i), it being understood and agreed that in the event that the Borrower cures the applicable Event of Default during such period, such Event of Default shall cease to permit the Administrative Agent to exercise remedies under the Facility Documents.

Section 6.03. Power of Attorney.

(a) The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document, including for the avoidance of doubt, Section 14.08 and (v) to exercise directly the Collateral Manager’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b). Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

Section 6.04. Sales.

(a) Each of the Borrower, the Collateral Manager, and the Equityholder recognizes that an Agent may be unable to effect a public sale of any or all of the Collateral and may be compelled to resort to one or more private sales thereof. Each of the Borrower, the Collateral Manager and the Equityholder acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

(b) Each of the Borrower, the Collateral Manager and the Equityholder further agrees that a breach of any of their covenants contained in this Section 6.04 will cause irreparable injury to the Agents, that the Agents have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.04 shall be specifically enforceable against the Borrower, the Collateral Manager, and the Equityholder, and each of the Borrower, the Collateral Manager and the Equityholder hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

(c) Pursuant to the UCC, each of the Borrower, the Collateral Manager and the Equityholder hereby specifically agrees (x) that it shall not raise any objection to a Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no action letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC and (2) shall be considered to be commercially reasonable notwithstanding that a Secured Party purchases the Collateral at such a sale.

(d) Each of the Borrower, the Collateral Manager and the Equityholder agrees that the Collateral Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Collateral Agent pursuant to this Agreement. The Collateral Agent may, in its sole discretion, among other things, accept the first bid received, or decide to approach or not approach any potential purchasers. Each of the Borrower, the Collateral Manager and the Equityholder hereby agrees that the Collateral Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner and in accordance with Applicable Law, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower, the Collateral Manager and the Equityholder hereby waive any claims against the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under the Agreement, even if the Collateral Agent accepts the first bid received and does not offer any Collateral to more than one bidder; provided that such sale was made in accordance with Applicable Law. Without in any way limiting the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower, the Collateral Manager and the Equityholder hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower, the Collateral Manager and the Equityholder hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(i) the Collateral Agent (or any broker-dealer on its behalf) conducts such foreclosure sale in the State of New York;

(ii) such foreclosure sale is conducted in accordance with the Laws of the State of New York; and

(iii) not more than thirty days before, and not less than two Business Days in advance of such foreclosure sale, the Collateral Agent notifies the Borrower, the Collateral Manager and the Equityholder at the address set forth herein of the time and place of such foreclosure sale.

ARTICLE VII
PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01. Grant of Security

(a) The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a), together with the Hedge Collateral, being collectively referred to herein as the “Collateral”):

(i) all Collateral Loans and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii) each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Loans;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all Cash or Money;

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii) all securities, loans and investments, and all other property (other than leased real property) of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Custodian by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii) all Liens, Related Security, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

(c) The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any liabilities, duties or obligations under) the Sale Agreement, Related Documents for each Collateral Loan, all other agreements, documents and instruments evidencing, securing or guarantying any Collateral Loan and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Taxes (the “Assigned Documents”). The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Payment in Full of all outstanding Obligations.

(d) As additional security hereunder, the Borrower hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, all right, title and interest of the Borrower in, but none of the obligations of the Borrower under, any and all Hedging Agreements, any and all Currency Hedge Transactions, and any and all present and future amounts payable by a Hedge Counterparty to the Borrower under or in connection with its respective Hedging Agreement and Currency Hedge Transaction(s) (collectively, the “Hedge Collateral”), and grants a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the Hedge Collateral. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Currency Hedge Transaction, nor be construed as requiring the consent of the Custodian, the Administrative Agent or any Secured Party for the performance by the Borrower of any such obligations.

Section 7.02. Release of Security Interest

If and only if all Obligations have been Paid in Full, (a) the Administrative Agent shall provide notice of the same to the Collateral Agent, (b) the Collateral Agent’s Lien over the Collateral on behalf of the Secured Parties shall be automatically terminated and (c) the Collateral Agent, on behalf of the Secured Parties, shall promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence the termination of the security interest of the Secured Parties in such Collateral. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03. Rights and Remedies

(a) The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Solely upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

(b) The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) and (b) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact after the occurrence and during the continuance of an Event of Default (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid (other than unasserted contingent obligations)), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04. Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05. Related Documents

(a) Each of the Borrower and the Collateral Manager hereby agrees that, after the occurrence and during the continuance of an Event of Default, it shall (i) promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly (and in any event within five (5) Business Days) of receipt of the same following its acquisition of any Collateral Loan, the Borrower shall Deliver to the Custodian the Collateral Loan Documents.

Section 7.06. Borrower Remains Liable

(a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07. Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, registrations, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first-priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c) perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f) pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral.

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within five (5) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes the Collateral Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, within six (6) months prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01. Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Accounts or the Collateral.

Section 8.02. Collateral Accounts

(a) Pre-Funding Account.

(i) In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Account Bank one (1) segregated securities account, which shall be designated as the “Pre-Funding Account”, which shall be maintained by the Borrower with the Account Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Pre-Funding Account shall be in accordance with the provisions of this Agreement.

(ii) The Borrower may withdraw funds on deposit in the Pre-Funding Account and reinvest such funds in additional Collateral Loans, in each case in accordance with the requirements of Section 2.02(b) and Section 10 or, solely to the extent expressly permitted pursuant to Section 5.02(r), make a distribution to the Equityholder.

(b) Collection Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Account Bank two (2) segregated securities accounts, one of which shall be designated as the “Interest Collection Account”, and one of which shall be designated as the “Principal Collection Account” (collectively, the “Collection Account”), each of which shall be maintained by the Borrower with the Account Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Borrower shall from time to time deposit into the Interest Collection Account promptly upon receipt thereof all Interest Proceeds received and identified as such by the Collateral Manager. The Borrower shall from time to time deposit into the Principal Collection Account promptly upon receipt thereof all Principal Proceeds received by the Borrower and identified as such by the Collateral Manager. All funds deposited from time to time in the Collection Account pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. All disbursements from the Collection Account shall be made in accordance with the Priority of Payments or to make a Restricted Payment to the extent expressly permitted in accordance with Section 5.02(r).

(c) Custodian Account. In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Account Bank one (1) segregated securities account, which shall be designated as the “Custodian Account”, which shall be maintained by the Borrower with the Account Bank in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. All promissory notes shall be credited to the Custodian Account.

Section 8.03. Account Control Agreement

The provisions of Section 8.02 are subject to the terms of the Account Control Agreement.

Section 8.04. Funds in Covered Accounts

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall at all times direct the Account Bank to, and, upon receipt of such certificate, the Account Bank shall, invest all funds on deposit in the Collection Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Account Bank shall seek instructions from the Collateral Manager within three (3) Business Days after transfer of any funds to such accounts and shall invest in Eligible Investments based on written instructions from the Collateral Manager. After the occurrence and during the continuance of an Event of Default, the Account Bank shall invest and reinvest such funds as fully as practicable in Eligible Investments as directed by the Administrative Agent maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Collection Account. Absent its timely receipt of such instruction from the Collateral Manager or Administrative Agent, as applicable, in accordance with the foregoing, the Account Bank shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Account Bank shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b) The Account Bank agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Account Bank.

Section 8.05. Reports by Collateral Administrator

The Collateral Administrator shall supply, in a timely fashion, to the Borrower and the Collateral Manager any information regularly maintained by the Collateral Administrator that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information in the possession of the Collateral Administrator and required to be provided by Section 8.06(b) or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Administrator shall promptly forward to the Collateral Manager copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.06. Accountings

(a) Monthly Borrowing Base Certificate. On the first Business Day following each Determination Date (the “Monthly Reporting Date”), commencing with the first Determination Date to occur after the Closing Date, the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Collateral Administrator a Borrowing Base Certificate prepared on a pro forma basis as of such Monthly Reporting Date.

(b) Collateral Administrator. For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Article XV hereof to compile and provide daily Cash and collateral balances in the accounts maintained at U.S. Bank with respect to the calculation of the Borrowing Base; provided, however, that the Collateral Administrator’s obligation to compile and provide such information is subject to the receipt of the information necessary to do so from the Collateral Manager.

Section 8.07. Release of Collateral

(a) If no Event of Default has occurred and is continuing, the Borrower may, by delivery (which may be by e-mail or other electronic communication of a signed document) of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent and the Custodian at least one (1) Business Day prior to the settlement date (or, with the consent of the Administrative Agent, on the settlement date) for any sale of any item of Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent (or the Custodian on its behalf) to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent (or the Custodian on its behalf) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless it has received notice thereof.

(b) Subject to the terms of the Facility Documents, the Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) As provided in Section 8.02(b), any proceeds received by the Borrower from the disposition of a Collateral Loan shall be deposited in the Collection Account as instructed by the Collateral Manager, unless simultaneously applied to the purchase of additional Collateral Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that no Commitments remain outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been Paid in Full (other than unasserted contingent obligations), execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e) Any security, Collateral Loan or amounts that are released pursuant to Section 8.04(a) or (b) shall be automatically released from the Lien of this Agreement.

Any direction received by the Collateral Agent or the Custodian, as applicable, on or prior to 2:00 p.m. on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent or the Custodian, as applicable, after 2:00 p.m. on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.08. Reports by Independent Accountants

(a) The Collateral Manager will appoint a firm of independent certified public accountants, independent auditors or independent consultants specializing in securitization transactions (together with its successors, the “Independent Accountants”), in each case reasonably acceptable to the Administrative Agent, for purposes of reviewing and delivering the reports of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Collateral Manager. Upon any resignation by such firm, the Collateral Manager shall promptly appoint a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized standing, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Collateral Manager. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b) The Collateral Manager will cause the Independent Accountants to furnish to the Administrative Agent within 120 days of the end of each fiscal year of the Borrower (starting with the fiscal year ending February 28, 2026), to the effect that such firm has applied certain agreed-upon procedures approved by the Administrative Agent (as such agreed-upon procedures may be updated from time to time in response to reasonable requests of the Administrative Agent) with respect to a selection of Borrowing Base Certificates from the related fiscal year, as applicable, and, with respect to the Collateral Manager’s performance hereunder, to assist the Administrative Agent in determining that the Borrowing Base Certificates for the related fiscal year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Collateral Manager thereto). Such reports pursuant to this clause (b) shall be at the expense of the Borrower.

(c) In the event the Independent Accountants appointed pursuant to clause (b) above require the Borrower or the Collateral Manager, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Administrator shall, upon direction from the Borrower (or the Collateral Manager on behalf of the Borrower), so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Administrator shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Administrator may require the delivery of a written direction to the execution of any such agreement required for the delivery of any report or statement of such Independent Accountants to the Collateral Administrator under this Agreement. Upon direction from the Borrower (or the Collateral Manager on behalf of the Borrower), the Collateral Administrator shall be authorized, without liability on its part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Collateral Manager on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Administrator of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report or statement issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements or other information or documents provided to it by such Independent Accountants.

ARTICLE IX
APPLICATION OF FUNDS

Section 9.01. Disbursements of Funds from Collection Account

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, all amounts on deposit in the Collection Account pursuant to Section 8.02 shall be applied by the Account Bank at the written direction of the Administrative Agent in accordance with the following priorities, as calculated by the Administrative Agent as of the immediately preceding Calculation Date (the “Priority of Payments”) (it being understood that such amounts shall first be applied from the Interest Collection Account and subsequently shall be applied from the Principal Collection Account):

(i) On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, amounts on deposit in the Collection Account, to the extent received on or before the related Calculation Date, will be applied in the following order of priority:

(A) first, to the Custodian, the Collateral Administrator, the Account Bank, and the Securities Intermediary, pro rata, to pay any accrued and unpaid amounts due and owing on such date pursuant to this Agreement, and the other Facility Documents;

(B) to the Collateral Manager to pay accrued and unpaid Collateral Management Fees, except to the extent that the Collateral Manager elects to permanently waive such Collateral Management Fee for such Interest Accrual Period;

(C) to the Borrower in an amount equal to costs or fees incurred in the ordinary course of business relating to the administration of Borrower during such month, including those related to financial audits, state filing fees, insurance costs, legal fees relating to perfection of underlying collateral, and other related costs or fees; provided that the aggregate amount of such costs subject to reimbursement hereto shall not exceed $200,000 per annum;

(D) to the Administrative Agent, to pay accrued and unpaid fees pursuant to the Administrative Agent Fee Letter, if any, and any other accrued and unpaid fees and expenses payable to the Administrative Agent pursuant to the Facility Documents, until paid in full;

(E) to each Lender, to pay accrued and unpaid Interest on the Advances, Unused Fees, any other fees or expenses payable pursuant to the Facility Documents, if any, due to each such Person and amounts payable to each such Person under Section 2.10;

(F) if a Borrowing Base Deficiency or Coverage Test Deficiency has occurred and is continuing, to each Lender to repay the outstanding principal of the Advances of each Lender (pro rata based on each Lender’s Percentage) until no such Borrowing Base Deficiency or Coverage Test Deficiency, as applicable, is continuing;

(G) to the Borrower, in an amount equal to costs or fees incurred in the ordinary course of business relating to the administration of Borrower during such month, including those related to financial audits, state filing fees, insurance costs, legal fees relating to perfection of underlying collateral, and other related costs or fees in excess of the $200,000 per annum cap pursuant to item (C) above; and

(H) thereafter, to, or as directed by, the Borrower; provided that the making of any Restricted Payment with respect thereto shall be subject to Section 5.02(r).

(ii) On each Payment Date after the occurrence and during the continuance of an Event of Default, or if an Event of Default would result from the application of Collections pursuant to the preceding clause (i), all Collections on deposit in the Collection Account, to the extent received on or before the related Calculation Date will be applied by the Account Bank at the written direction of the Administrative Agent in the following order of priority (it being understood that such amounts shall first be applied from the Interest Collection Account and subsequently shall be applied from the Principal Collection Account):

(A) first, to the Custodian, the Collateral Administrator, the Account Bank, and the Securities Intermediary, pro rata, and, second, to the Successor Collateral Manager, if any, to pay any accrued and unpaid amounts due and owing on such date pursuant to this Agreement, and the other Facility Documents;

(B) to the Administrative Agent, to pay accrued and unpaid fees pursuant to the Administrative Agent Fee Letter, if any, and any other accrued and unpaid fees and expenses payable to the Administrative Agent pursuant to the Facility Documents, until paid in full;

(C) to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant the Administrative Agent Fee Letter and any other Facility Documents;

(D) to each Lender, to pay accrued and unpaid Interest on the Advances, Unused Fees, any other fees or expenses payable pursuant to the Facility Documents, if any, due to each such Person and amounts payable to each such Person under Section 2.10;

(E) to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(F) to pay all other Obligations then due and owing (other than Advances Outstanding), including accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 12.03;

(G) to the Borrower in an amount equal to costs or fees incurred in the ordinary course of business relating to the administration of Borrower during such month, including those related to financial audits, state filing fees, insurance costs, legal fees relating to perfection of underlying collateral, and other related costs or fees;

(H) thereafter, to, or as directed by, the Borrower; provided that the making of any Restricted Payment with respect thereto shall be subject to Section 5.02(r).

(b) If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required pursuant to Section 9.01(a), the Account Bank shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01. Sales of Collateral Loans

(a) Sales of Collateral Loans. Subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions specified in this Section 10.01 and Section 10.04, the Borrower may sell any Collateral Loan if such sale meets each of the requirements set forth below (provided that prior to such discretionary sale, the Borrower shall demonstrate that the requirements set forth below are met by submitting to the Lenders completed forms of Borrowing Base Certificate (including all attachments thereto) and Compliance Certificate (including all attachments thereto) as of the date of such discretionary sale after giving effect thereto):

(i) no Default or Event of Default exists and is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(ii) upon giving effect thereto and to the application of the proceeds thereof, the Borrowing Base Test, the Ratings Test and each of the Coverage Tests shall be satisfied;

(iii) reserved; and

(iv) without the prior written consent of the Required Lenders, the purchase price for such Collateral Loan is not less than the Advance Rate times the Adjusted Borrowing Value of such Collateral Loan; provided, notwithstanding the foregoing, some or all of the purchase price for a sale to an Affiliate of the Borrower that holds an equity interest therein may be in the form a capital contribution or deemed dividend as reflected on the books and records of such parties;

(v) [reserved]; and

(vi) no adverse selection procedures have been employed by the Borrower (or the Collateral Manager on behalf of the Borrower) in selecting the Collateral Loans for sale.

(b) Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(c) [Reserved.]

(d) Application of Proceeds of Sales. The Collateral Manager on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01 or reinvestment in additional Collateral Loans in accordance with Section 10.02.

(e) Delayed Drawdown Collateral Loans. At any time after any Delayed Drawdown Collateral Loan has become an Ineligible Collateral Loan, the Borrower shall promptly (and in any event within two (2) Business Days) following the Administrative Agent or the Required Lenders’ direction, either (i) divest in full the Unfunded Exposure Amount thereof or (ii) cash collateralize in full the Unfunded Exposure Amount thereof by depositing such cash into a segregated sub-account with the Account Bank subject to the Account Control Agreement, subject to withdrawal at the direction of the Borrower solely to fund such Unfunded Exposure Amount (provided that, for the avoidance of doubt, no such cash collateral amount with respect to any Ineligible Collateral Loan shall be included in the Borrowing Base), it being understood that the decision as to whether to divest or cash collateralize shall be made by the Borrower in its sole discretion.

Section 10.02. Purchase of Additional Collateral Loans

On any date prior to the Commitment Termination Date, the Collateral Manager on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.04 are met (or waived by the Administrative Agent), invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions is satisfied as of the date such Collateral Loan is added to the Collateral, subject to Section 1.05(h) (provided that prior to any such purchase, the Borrower shall demonstrate that the requirements set forth below are met by submitting to the Lenders completed forms of Borrowing Base Certificate (including all attachments thereto) and Compliance Certificate (including all attachments thereto) as of the date of such purchase after giving effect thereto):

(i) no Default or Event of Default exists and is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such acquisition);

(ii) such obligation is an Eligible Collateral Loan;

(iii) upon giving effect thereto, the Borrowing Base Test, the Ratings Test and each of the Coverage Tests shall be satisfied;

(iv) such purchase is from (A) the Equityholder in accordance with the Sale Agreement or (B) a Person that is not an Affiliate of the Collateral Manager, the Borrower or the Equityholder; and

(v) such Principal Proceeds shall be denominated in Dollars (or converted to Dollars by the Borrower at the Applicable Conversion Rate).

Section 10.03. Substitution of Collateral Loans

(a) Substitutions. The Borrower may replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions set forth in clause (b) below and in Section 10.04 (provided that prior to any such substitution, the Borrower shall demonstrate that the requirements set forth in clause (b) below are met by submitting to the Lenders completed forms of Borrowing Base Certificate (including all attachments thereto) and Compliance Certificate (including all attachments thereto) as of the date of such purchase after giving effect thereto).

(b) Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied (or waived by the Administrative Agent) as of the date of such substitution:

(i) no Default or Event of Default exists and is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such substitution);

(ii) such Substitute Loan is an Eligible Collateral Loan;

(iii) upon giving effect thereto, the Borrowing Base Test, the Ratings Test and each of the Coverage Tests shall be satisfied;

(iv) such Substitute Loan is acquired from (A) the Equityholder in accordance with the Sale Agreement or (B) a Person that is not an Affiliate of the Collateral Manager, the Borrower or the Equityholder;

(v) 100% of the proceeds from the sale of the Collateral Loan(s) to be replaced in connection with such substitution are either applied by the Borrower to acquire the Substitute Loan(s) or deposited in the Collection Account; provided, for the avoidance of doubt, proceeds in connection with a substitution between an Affiliate of the Borrower that holds an equity interest therein and the Borrower may be in the form a capital contribution or deemed dividend as reflected on the books and records of such parties;

(vi) there is no adverse selection, impacting the interest of the Secured Parties, by the Borrower or Collateral Manager with regard to such Collateral Loans to be substituted or the Substitute Loans; and

(vii) the sale of any such Collateral Loan in connection with such substitution otherwise complies with the provisions of Section 10.01.

Section 10.04. Conditions Applicable to All Sale and Purchase Transactions

(a) Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be (i) negotiated at arms’ length, (ii) for fair market value and (iii) effected in accordance with all Applicable Laws.

(b) Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Custodian on behalf of the Collateral Agent.

ARTICLE XI
THE AGENTS

Section 11.01. Authorization and Action

(a) Each Lender (and each Hedge Counterparty by execution of this Agreement, if applicable) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b) If the Administrative Agent or the Collateral Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Administrative Agent or the Collateral Agent, as applicable, shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Facility Document shall otherwise be construed to require the Administrative Agent or the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expense or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, cost, expense or liability. For the avoidance of doubt, neither the Administrative Agent nor the Collateral Agent shall have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any Facility Document or Collateral Loan Document unless and until directed by the Required Lenders.

(c) Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Administrative Agent or the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d) If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(e) Instructions to Collateral Agent.

(i) The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf), the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. In the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, the Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Required Lenders or the Administrative Agent, as applicable.

(ii) Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall, in the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent (or the Collateral Manager if permitted under the Facility Documents).

(f) General Standards of Care for the Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement. The Collateral Agent shall not be charged with knowledge of any notices, documents, instruments or reports delivered or prepared by the Collateral Administrator. It is hereby acknowledged that the Collateral Agent shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document.

(ii) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii) The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv) The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions or omissions of any such agent or attorney-in-fact appointed and maintained with reasonable due care.

(v) The Collateral Agent shall have no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Loan or otherwise satisfies any eligibility requirements hereunder.

Section 11.02. Delegation of Duties

(a) Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03. Agents’ Reliance, Etc.

(a) Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Certificate), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower, any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it is proven by a non-appealable court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts or engaged in willful misconduct. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or Law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that such Agent takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d) The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s, receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e) Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of such Agent.

Section 11.04. Indemnification; Rights

(a) Each of the Lenders agrees to indemnify and hold the Administrative Agent and the Collateral Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent or the Collateral Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent, as applicable, for any portion of such Liabilities resulting from the Administrative Agent’s or the Collateral Agent’s respective gross negligence or willful misconduct. The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the any Agent hereunder.

Section 11.05. Successor Agents

(a) Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or the Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent.

(b) The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation or removal of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring or removed Agent’s resignation or removal hereunder as Agent, the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

Section 11.06. Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07. Erroneous Payments

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.07 and held in trust for the benefit of the Administrative Agent, and the applicable Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a) each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns) hereby agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) It acknowledges and agrees that (A) in the case of the immediately preceding clauses (x) or (y) an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment,

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.07(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.07(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.07(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Facility Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any guarantor for the purpose of making such Erroneous Payment. This Section 11.07 shall not be deemed to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Facility Document), the Borrower for the purpose of making a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to the Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 11.07 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.

ARTICLE XII
MISCELLANEOUS

Section 12.01. No Waiver; Modifications in Writing

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Collateral Manager or the Equityholder in any case shall entitle the Borrower, the Collateral Manager or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b) Any request for any amendment, modification, supplement or waiver to this Agreement shall be provided by the Collateral Manager to the Administrative Agent. No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrowers, the Equityholders, the Collateral Manager, the Administrative Agent and the Required Lenders; provided that:

(i) any amendment contemplated by Section 2.11 in connection with the use or administration of the Term SOFR Rate or a Benchmark Transition Event, as applicable, shall be effective as contemplated by such Section 2.11;

(ii) any Fundamental Amendment shall require the written consent of all Lenders affected thereby; and

(iii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent, the Collateral Manager or the Collateral Administrator hereunder without the prior written consent of such Person.

(c) Notwithstanding anything to the contrary herein, (i) in connection with the increase of the Commitment hereunder, only the consent of the Lender increasing Commitment (or providing a new Commitment) shall be required for any amendment that effects such increase in Commitment and (ii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Facility Documents (and such amendment shall become effective without any further action or consent of any other party to any Facility Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 12.02. Notices, Etc.

(a) Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (of a .pdf or similar file and if the recipient has provided an email address) to the address, facsimile number or email address, as applicable, set forth with respect to such party on Schedule 3 (or, if not provided on Schedule 3 with respect to any party, such address, facsimile number or email address provided by such party in writing to the Administrative Agent), or (ii) in the case of notices, demands, instructions and other communications to be delivered by the Borrower, Collateral Manager or Equityholder to the Administrative Agent or Collateral Agent, posted to any electronic system approved by or set up by or at the direction of the Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 3 (or, if not provided on Schedule 3 with respect to any party, such address, facsimile number or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 3 (or, if not provided on Schedule 3 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative Agent in writing of any changes in the address, facsimile number, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request.

(b) Each of the Custodian and the Collateral Administrator shall be entitled to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail (or .pdf files of executed documents), facsimile transmission or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to any of the Custodian or the Collateral Administrator, as applicable, an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give any of the Custodian or the Collateral Administrator, as applicable, e-mail (or .pdf files of executed documents) or facsimile instructions (or instructions by a similar electronic method), the Custodian’s or the Collateral Administrator’s understanding of such instructions actually received by any of the Custodian or the Collateral Administrator, as applicable, shall be deemed controlling in the event that such instructions are ambiguous; provided that prior to acting in response to any such instructions that it deems to be ambiguous, the Custodian or Collateral Administrator shall use commercially reasonable efforts to contact the instructing party and obtain from such instructing party any necessary clarifications with respect to such instructions. Each of the other parties hereto understands and agrees that none of the Custodian or the Collateral Administrator can determine the identity of the actual sender of such instructions and that the Custodian or the Collateral Administrator shall conclusively presume that directions that purport to have been sent by an officer listed on the incumbency certificate provided to it have been sent by such officer. The other parties hereto shall be responsible for ensuring that only authorized officers transmit such instructions to the Custodian or the Collateral Administrator and that each such party is solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by it. None of the Custodian or the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from the Custodian’s or the Collateral Administrator’s, as applicable, reasonable, good faith reliance upon and compliance with such instructions, notwithstanding that such directions conflict with or are inconsistent with a subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. Each of the other parties hereto agrees (i) to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to any of the Custodian or the Collateral Administrator, as applicable, including without limitation the risk of any of the Custodian or the Collateral Administrator, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties, (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Custodian or the Collateral Administrator and that there may be more secure methods of transmitting instructions than the method(s) selected by it, (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Custodian or the Collateral Administrator immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 12.03. Taxes

(a) Any and all payments by, or on account of any obligation of, the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Borrower, the Collateral Agent or the Administrative Agent, then the Borrower, the Collateral Agent or the Administrative Agent (as applicable) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non-Excluded Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made. In no event shall the Collateral Agent be responsible for the calculation or withholding of any taxes.

(b) In addition, the Borrower agrees to timely pay (or at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court or documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar Taxes or levies that arise from any payment made hereunder, under the Notes or under any other Facility Document, or from the execution, delivery, performance enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (collectively, the “Other Taxes”).

(c) The Borrower agrees to indemnify, within ten (10) days after demand therefor each of the Secured Parties for (i) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 12.03) paid or payable by any Secured Party (or required to be withheld or deducted from payments to a Secured Party) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Secured Party, shall be conclusive absent manifest error.

(d) Promptly after the date of any payment of Taxes pursuant to this Section 12.03, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.03 (including by the payment of additional amounts pursuant to this Section 12.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) For purposes of this Section 12.03, “Lender” shall include each Secured Party. Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, and as will permit the Borrower and such Agent to comply with FATCA. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (A), (B), and (D) of Section 12.03(f)(i)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing.

(A) any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a “United States person” under Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) on or before the date on which the Administrative Agent (including any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower one executed copies of either (a) IRS Form W-9 or (b) with respect to amounts received on its own account, IRS Form W-8ECI (or other applicable IRS Form W-8 evidencing an exemption of United States federal withholding Tax) and with respect to amounts received on account of any Lender, IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal tax purposes or a qualified intermediary that has agreed to assume primary withholding obligations for Chapter 3 and Chapter 4 of the Code with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes or Other Taxes, as applicable, and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (h).

Section 12.04. Costs and Expenses; Indemnification

(a) The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of, without duplication, the Agents, the Custodian, the Collateral Administrator, the other Secured Parties and the Collateral Manager in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one counsel for the Administrative Agent, and counsel for the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator, actual out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses, Taxes (including any stamp or documentary taxes), search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith, and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents, the Custodian, the Collateral Administrator, the Account Bank, and the Securities Intermediary as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all documented costs and expenses incurred by the Collateral Agent or the Custodian in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent and the Collateral Administrator; provided that with respect to any expenses of the Agents directly related to or arising from any financial audit conducted by or at the direction of either Agent in accordance with the terms of this Agreement, (i) the fees applicable to any such audit conducted by employees of the Agents shall be equal to $1,200 per day, per analyst, plus the Agents’ actual documented out-of-pocket expenses, and (ii) unless an Event of Default has occurred and is continuing, (x) the Borrower shall only be required to reimburse such audit-related expenses in an aggregate amount not to exceed $15,000 for the first such audit and in an aggregate amount not to exceed $10,000 per each subsequent audit and (y) within the first year after the Closing Date, the Borrower shall only be required to reimburse such expenses for two such collateral exams, and in any year thereafter, for one such collateral exam.Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable insolvency Law.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby or the use of proceeds of any Advance (and regardless of whether or not any such transactions are consummated), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, in each case, except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the Equityholder or the Borrower’s creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05. Execution in Counterparts

This Agreement (including any amendments or modifications) may be executed by electronic transmission (including .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Administrator or Custodian) in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on behalf of the applicable Person. Neither the Collateral Administrator nor the Custodian shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.06. Assignability

(a) Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and the Administrative Agent, assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within five (5) Business Days of receipt of any such request for consent; provided, further, that:

(i) the Borrower’s consent to any such assignment shall not be required if the assignee is (1) a Lender or any of its Affiliates or (2) managed by a Lender or any of its Affiliates;

(ii) the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing; and

(iii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent consents otherwise.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of Valley) and a processing and recordation fee of $4,200 payable by such assigning Lender to the Administrative Agent; provided, no such fee shall be required for assignments to current Lenders or Affiliates of current Lenders. Notwithstanding any other provision of this Section 12.06, (x) no assignment may be made to the Borrower or any of its Affiliates, and (y) no assignment shall be made to a natural person or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) (i) Any Lender may sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10, and 12.03 (subject to the requirements and limitations therein, including the requirements under Section 12.03(f) (it being understood that the documentation required under Section 12.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment under clause (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.09 or Section 12.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”) and the right to principal of, and stated interest on, such participation may be transferred only through being reflected in such Participant Register. An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any rights and obligations hereunder) to any Person except to the extent necessary to establish that such rights and obligations are in registered form under Section 5f.103-1 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, each signature page hereto, each Assignment and Acceptance delivered to and accepted by it, and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon) and the right to principal of, and stated interest on, the Advances of a Lender (other than as provided for participations in Advances in Section 12.06(c)(ii)) may be transferred only through being reflected in such Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note with respect to the Advances, if any, shall expressly so provide) and compliance with this Section 12.06. The provisions of this Section 12.06(d) are intended to satisfy the requirements of Treasury regulation section 5f.103-1(c) and shall be interpreted and applied consistent with this intent.

(f) Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitments to any Person unless such Person is a Qualified Purchaser and a QIB.

Section 12.07. Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08. Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09. Confidentiality

Each Secured Party, subject to the permitted disclosure of the tax treatment and tax structure provided in Section 5.01(i), agrees to keep confidential all information provided to it by the Borrower, the Collateral Manager or the Equityholder with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Collateral Manager, the Equityholder and its Affiliates or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) as reasonably required to comply with the provisions of this Agreement and the other Facility Documents (i) to any Secured Party or any Affiliate of a Secured Party or (ii) any of their respective Affiliates, employees, officers, directors, auditors, agents, attorneys, accountants, other professional advisors and any Affiliates of any such party (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section, to any actual or bona fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement (including in connection with any pledge or grant a security interest permitted pursuant to Section 12.06(f)) or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to any Governmental Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (provided that such Secured Party will, to the extent permitted, endeavor to promptly notify the Borrower and the Collateral Manager in advance of such pending disclosure), (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation of this Agreement, (f) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder (i) solely with respect to each Agent or any Lender, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; provided that (x) such assignee or participant (or prospective assignee or participant) would be permitted to be an assignee or participant pursuant to the terms hereof and (y) such assignee or participant (or prospective assignee or participant) has agreed to maintain confidentiality pursuant to this Section 12.09 or another non-disclosure agreement substantially similar hereto, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder that has agreed to maintain confidentiality pursuant to this Section 12.09 or another non-disclosure agreement substantially similar hereto or (i) with the consent of the Borrower.

Section 12.10. Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11. Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, 2.12, 12.03, 12.04, 12.09, 12.16, 12.17, 14.06(b) and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the Payment in Full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 12.12. Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13. IMPORTANT WAIVERS

(a) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE COLLATERAL MANAGER, THE BORROWER, THE EQUITYHOLDER, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE COLLATERAL MANAGER PURSUANT TO THE FACILITY DOCUMENTS. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.

(c) EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(d) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(e) THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 12.14. Customer Identification Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (“PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower (including, if applicable, any beneficial owner thereof), which information includes the name and address of the Borrower (and any beneficial owners) and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary or such Lender to identify the Borrower (and any beneficial owners) in accordance with the PATRIOT Act. The Borrower shall provide such information and take such actions as are requested by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act.

Section 12.15. Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16. Non-Petition

(a) Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, winding-up, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under insolvency Laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the Payment in Full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under insolvency Laws.

(b) Each party hereto further agrees that (i) a breach of any of its respective covenants contained in this Section 12.16 will cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in this Section 12.16 shall be specifically enforceable against each party hereto, and each party hereto hereby waives and agrees not to object, or assert any defenses to an action for specific performance, or injunction in respect of any breach of such covenants.

Section 12.17. Waiver of Setoff

To the extent permitted by Applicable Law, each of the Borrower, the Collateral Manager and the Equityholder hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18. Sharing of Payment by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 12.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability; and

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.20. Acknowledgement Regarding Any Supported QFCs.

To the extent that the Facility Documents provide support, through a guarantee or otherwise, for Currency Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 12.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII
CUSTODIAN

Section 13.01. Appointment of Custodian

(a) Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Custodian as document custodian of any Collateral Loan Files delivered to it for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b) Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c) Custodian. The Custodian shall take and retain custody of the Collateral Loan Files, unless otherwise agreed upon between the Borrower and Custodian, in electronic form (except that only any related original promissory note shall be physically delivered to and held by the Custodian) delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement in electronic form (except that only any related original promissory note shall be physically delivered to and held by the Custodian), all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Collateral Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Collateral Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

Section 13.02. Duties of Custodian

(a) Segregation. All Collateral Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

(b) Register. The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Collateral Loans for which it holds Collateral Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Collateral Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Collateral Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03. Delivery of Collateral Loans to Custodian.

(a) The Collateral Manager (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email, except for the original promissory note, if any) promptly (and in any event within ten (10) Business Days of receipt) to the Custodian all of the Collateral Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein; provided, however, that all documents shall be transmitted in electronic format to the Collateral Administrator and the original promissory note, if any, shall be delivered to the Custodian. Neither the Collateral Administrator nor the Custodian shall be responsible for any Collateral Loan or related Collateral Loan File until actually received by it. In connection with each delivery of a Collateral Loan File to the Collateral Administrator and the Custodian, as applicable, the Borrower shall represent and warrant that the Collateral Loan Files delivered are complete in all material respects.

(b) Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Collateral Administrator of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Collateral Administrator and the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Collateral Administrator and the Custodian, as applicable, of the physical custody of the related Collateral Loan Files delivered to it.

(c) In the absence of gross negligence, fraud or willful misconduct of the Custodian and Collateral Administrator, as applicable, the Custodian and Collateral Administrator, as applicable, may assume the genuineness of any document in a Collateral Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian and Collateral Administrator, as applicable, under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian and Collateral Administrator, as applicable, and neither the Custodian nor the Collateral Administrator shall be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian or the Collateral Administrator.

(d) With respect to any Collateral Loan, within five (5) Business Days of its receipt of the Collateral Loan Documents and Collateral Loan File Checklist (or such other period of time as the Custodian, the Administrative Agent and the Borrower shall agree to), the Custodian shall deliver to the Borrower, with a copy to the Administrative Agent, a Custodial Trust Receipt and a Collateral Loan Schedule and Exception Report attached thereto in respect of such Collateral Loan, in substantially the form attached hereto as Exhibit F (the “Custodial Trust Receipt”); provided, however, that if additional documents are subsequently delivered to the Custodian pursuant hereto, the Custodian shall deliver to the Borrower, with a copy to the Administrative Agent, an updated Custodial Trust Receipt.

(e) On each Monthly Reporting Date, the Custodian shall deliver to the Administrative Agent and the Borrower a Collateral Loan Schedule and Exception Report attached thereto for each Collateral Loan and setting forth the Exceptions for all of the Collateral Loans for which the Custodian holds a Collateral Loan File pursuant to the Custodial Agreement.

Section 13.04. Release of Documents/Control By Agents.

(a) The Custodian and Collateral Administrator, as applicable, shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Collateral Loan Files of the Borrower held by the Custodian, the Collateral Administrator or their respective agents or its sub-custodians from time to time upon receipt of Proper Instructions (specifying, among other things, the Collateral Loans and Collateral Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian or the Collateral Administrator, as applicable, to release and ship such Collateral Loan Files), which may be standing instructions (in a form acceptable to the Custodian or the Collateral Administrator, as applicable) in accordance with this Agreement.

(b) Upon receipt by the Custodian or the Collateral Administrator, as applicable, from the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), of written notice of the occurrence of an Event of Default indicating the Administrative Agent’s intent to prohibit the Custodian and the Collateral Administrator from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian and the Collateral Administrator shall no longer accept or act upon Proper Instructions or other instructions from the Borrower (or the Collateral Manager on its behalf) hereunder with respect to the Collateral Loans or the Collateral Loan Files. From and after its receipt of a Block Notice, the Custodian and the Collateral Administrator shall only comply with Proper Instructions from the Collateral Agent (acting at the direction of the Administrative Agent) or Administrative Agent.

Section 13.05. Records.

The Custodian and the Collateral Administrator shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian or the Collateral Administrator, as applicable, be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06. Reporting

(a) If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian or the Collateral Administrator shall render an itemized report of the Collateral Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent.

(b) Neither the Custodian nor the Collateral Administrator shall have any duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07. Certain General Terms

(a) No Duty to Examine Related Documents. Nothing herein shall obligate the Custodian or the Collateral Administrator to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Collateral Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b) Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian or the Collateral Administrator, as applicable, to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Collateral Manager, on behalf of the Borrower) shall promptly notify the Custodian or the Collateral Administrator, as applicable, thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c) Improper Instructions. Notwithstanding anything herein to the contrary, neither the Custodian nor the Collateral Administrator shall be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian or the Collateral Administrator be obligated to provide services on any day that is not a Business Day.

(d) Proper Instructions.

(i) Each of the Administrative Agent, the Collateral Manager and the Borrower will give a notice to the Custodian and the Collateral Administrator, in a form acceptable to the Custodian and the Collateral Administrator, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 4 or otherwise previously certified to the Custodian and the Collateral Administrator. The Custodian and the Collateral Administrator shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Collateral Manager, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 4 attached hereto and made a part hereof (as such Schedule 4 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Collateral Manager as applicable, to the Custodian and the Collateral Administrator).

(ii) Neither the Custodian nor the Collateral Administrator shall have any responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian or the Collateral Administrator. Neither the Custodian nor the Collateral Administrator shall have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. Neither the Custodian nor the Collateral Administrator shall be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e) Evidence of Authority. The Custodian and the Collateral Administrator shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Collateral Manager or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian and the Collateral Administrator may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i) the authority of any Person to act in accordance with such certificate; or

(ii) any determination or any action by such Person as described in such certificate,

and such certificate may be considered as in full force and effect until receipt by the Custodian and the Collateral Administrator of written notice to the contrary from an Authorized Person of the Borrower, the Collateral Manager or Administrative Agent, as applicable.

(f) Receipt of Communications. Any communication received by the Custodian or the Collateral Administrator, as applicable, on a day which is not a Business Day or after 3:30 p.m. (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 3:30 p.m. on a Business Day the Custodian or the Collateral Administrator, as applicable, will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g) In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Custodian, the Collateral Administrator or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Loan File or a document included within a Collateral Loan File or (ii) a third party shall institute any court proceeding by which any Collateral Loan File or a document included within a Collateral Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian or the Collateral Administrator, as applicable, shall, to the extent permitted by Law, continue to hold and maintain all the Collateral Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian or the Collateral Administrator, as applicable, shall dispose of such Collateral Loan File or a document included within such Collateral Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian and the Collateral Administrator incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08. Compensation and Reimbursement of Custodian

(a) Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Custodian Fee Letter.

(b) Expenses. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of one legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

(c) Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09. Responsibility of Custodian

(a) General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b) Instructions.

(i) The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Collateral Manager, the Administrative Agent or the Collateral Agent, as applicable.

(ii) Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Collateral Manager and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c) General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(ii) Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii) In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv) The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

(v) The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Custodian and specifically referencing this Agreement.

(vi) No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii) The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii) The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such agent or attorney appointed with reasonable due care.

(ix) The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control, provided that the Custodian takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x) All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.

(xi) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI and to the Collateral Administrator in Article XV shall be afforded to the Custodian.

(xii) The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d) Collateral Agent’s Lien. Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Collateral Loan Files in respect of the Collateral Loans are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement to the extent perfection by possession is applicable thereto.

Section 13.10. Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

(b) The Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Collateral Manager, the Collateral Agent and the Administrative Agent.

(c) The Custodian may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) a Default or an Event of Default shall have occurred and be continuing, or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Custodian, the Borrower, the Lenders and the Collateral Manager.

(d) If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason (other than resignation with no replacement within 90 days), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, prior to the occurrence of a Default or an Event of Default, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Custodian, if no successor Custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the resigning Custodian and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Custodian or the resigning Custodian may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Custodian.

(e) Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f) In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any confidential information as of the date of such resignation or removal.

Section 13.11. Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights, powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder. Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

Section 13.12. Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder and under any other Facility Document to which the Custodian is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV
COLLATERAL MANAGEMENT

Section 14.01. Designation of the Collateral Manager

(a) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Collateral Manager. Saratoga Investment Corp. is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Collateral Manager pursuant to the terms hereof.

(b) Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed, it being understood that it shall not be deemed unreasonable for the Administrative Agent to withhold consent with respect to any such arrangement that involves a change in personnel responsible for making investment decisions with respect to the Collateral), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02. Duties of the Collateral Manager

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with the Facility Documents, Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) directing the acquisition or sale of Collateral in accordance with Article X;

(ii) supervising the Collateral, including (A) communicating with Obligors; (B) subject to the provisos to this subclause (B), executing amendments or other modifications, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral; provided that the Collateral Manager shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan that would violate the provisions of Section 5.02(s); and (C) otherwise managing the Collateral on behalf of the Borrower;

(iii) preparing and submitting claims to Obligors on each Collateral Loan;

(iv) maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v) promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect;

(vii) using commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii) instructing the Obligors or, if applicable, the administrative agents on the Collateral Loans to make payments directly into the Collection Account;

(ix) complying with such other duties and responsibilities and taking such other actions as required of the Collateral Manager by this Agreement;

(x) on a monthly basis (and more frequently as set forth herein), the Collateral Manager will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent a Compliance Certificate and a Borrowing Base Certificate; and

(xi) directing the Account Bank to convert amounts denominated in any Eligible Currency to Dollars for any permitted purpose hereunder.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender or agent under the Related Documents, the Borrower has the right to do so.

(b) The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c) The Collateral Manager shall not be responsible or liable for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters; provided that the Collateral Manager takes commercially reasonable efforts to resume performance after the cessation of such acts and nothing herein shall prevent the occurrence of a Default, an Event of Default or a Collateral Manager Default.

Section 14.03. Authorization of the Collateral Manager

The Borrower hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b). Notwithstanding the foregoing, the Collateral Manager shall act solely on behalf of the Borrower as an independent contractor for the sole purpose of providing the services described herein.

Section 14.04. Separateness Provisions of the Borrower.

The Collateral Manager shall not in any way interfere with or frustrate the Borrower’s compliance with the provisions of Section 5.05 of this Agreement.

Section 14.05. Compensation.

(a) As compensation for its administrative and management activities hereunder, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee pursuant to the Priority of Payments.

(b) The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Borrower, the Collateral Administrator and the Collateral Agent no later than the Calculation Date immediately prior to such Payment Date. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

Section 14.06. Expenses; Indemnification.

(a) The Collateral Manager shall be responsible for its expenses incurred by it in the performance of its obligations under this Agreement.

(b) The Collateral Manager agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case (1) arising out of or in connection with any acts or omissions of the Collateral Manager constituting bad faith, willful misconduct or gross negligence in the performance of the duties of the Collateral Manager or (2) arising out of a breach of its obligations or duties or any representations or warranties in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated); except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Collateral Manager, any of the Collateral Manager’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Collateral Manager shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. In no case shall the Collateral Manager be responsible for any Indemnified Party’s lost revenues or lost profits. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The parties hereto agree that the provisions of this Section 14.06 shall not be interpreted to provide recourse to the Collateral Manager against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, a related Obligor on, any Collateral Loan, except to the extent such Liabilities directly result from the Collateral Manager’s breach of its obligations hereunder.

Section 14.07. The Collateral Manager Not to Resign; Assignment

(a) The Collateral Manager shall not resign from the obligations and duties hereby imposed on it unless such resignation is required by law as evidenced by a legal opinion of reputable counsel of national standing delivered to the Administrative Agent. For the avoidance of doubt, any such resignation shall constitute a Collateral Manager Default.

(b) The Collateral Manager may not assign its rights or obligations hereunder or any interest herein.

Section 14.08. Appointment of Successor Collateral Manager

(a) Upon the occurrence of a Collateral Manager Default, notwithstanding anything herein to the contrary, the Administrative Agent, with notice to the Borrower, the Equityholder, and the Lenders, may terminate all of the rights and obligations of the Collateral Manager as “Collateral Manager” under this Agreement. The Administrative Agent, with notice to the Equityholder, the Lenders, and the Borrower shall appoint a successor Collateral Manager (the “Successor Collateral Manager”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion. Until a successor Collateral Manager is appointed as set forth above, the Collateral Manager shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Collateral Manager hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b) Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager; provided that the Successor Collateral Manager shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager.

(c) Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE XV
THE COLLATERAL ADMINISTRATOR

Section 15.01. Designation of Collateral Administrator

(a) Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, U.S. Bank Trust Company is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party.

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid fees due and owing to it pursuant to the Custodian Fee Letter at the time of such termination.

Section 15.02. Certain Duties and Powers

(a) The Collateral Administrator shall assist the Borrower and the Collateral Manager in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Collateral Manager (and, where applicable, the Borrower’s independent public accountants) certain calculations in accordance with the terms of this Agreement (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Agreement) based upon information and data received from the Borrower and/or the Collateral Manager, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Collateral Manager hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Collateral Manager under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i) create a database with respect to the Collateral credited to the Covered Accounts within five (5) Business Days of the Closing Date;

(ii) permit access to the information in the Collateral database by the Collateral Manager and the Borrower;

(iii) [reserved];

(iv) track the receipt and daily allocation of cash to the Collection Account and any withdrawals therefrom (including the applicable Interest Rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the Collection Account to the Administrative Agent no later than 12:00 noon on each Business Day as of the close of business on the preceding Business Day;

(v) [reserved];

(vi) [reserved];

(vii) provide the Collateral Manager with such other information as may be reasonably requested in writing by the Collateral Manager and as is within the possession of the Collateral Administrator; and

(viii) track the receipt of copies (or in the case of any original assignment of any Collateral Loan or any original executed promissory note with respect to any Collateral Loan, the receipt thereof by the Custodian) of the Collateral Loan Documents received by it with respect to each of the Collateral Loans owned by the Borrower.

(b) A reasonably sufficient time prior to the date on which any Borrowing Base Certificate is required to be provided pursuant to the terms of this Agreement, the Collateral Administrator shall provide, using the information contained in the Collateral database created by the Collateral Administrator pursuant to Section 15.02(a) above and any other Collateral information normally maintained by the Collateral Administrator, daily Cash and collateral balances in the accounts maintained at U.S. Bank.

(c) No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or fraud, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii) the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or engaged in fraud or willful misconduct;

(iii) no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv) in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(d) The Borrower and the Collateral Manager shall cooperate with the Collateral Administrator in connection with the matters described herein, as otherwise reasonably requested hereunder. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Collateral Manager). The Collateral Manager shall review and verify the contents of the aforesaid reports. To the extent any of the information in such reports conflicts with information, data or calculations in the records of the Collateral Manager, the Collateral Manager shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Collateral Manager in connection with the Collateral Manager’s review of the contents of the aforesaid reports and will use commercially reasonable efforts to provide such items to the Collateral Manager within a reasonably sufficient time (as agreed between the Collateral Manager and the Collateral Administrator) prior to any applicable due date to enable such review. The Collateral Administrator shall have no obligation to determine the Borrowing Base or whether any Borrowing Base Deficiency has occurred.

(e) The Collateral Administrator shall have no obligation to determine the Assigned Value or the price of any Collateral in connection with any actions or duties under this Agreement. Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(f) The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Custodian (but only if not the same Person as the Collateral Administrator) or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own willful misconduct or gross negligence. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Collateral Manager, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(g) It is expressly acknowledged by the Borrower and the Collateral Manager that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Collateral Manager (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(h) Nothing herein shall obligate the Collateral Administrator to determine independently (a) if the conditions specified in the definition of “Deliver” have been complied with, or (b) any characteristic of a Collateral Loan, or to evaluate or verify the Collateral Manager’s characterization of any Collateral Loan, including whether any item of Collateral is a Senior Secured Loan, Secured Bond, Hybrid Secured Bond, Unitranche Loan, Recurring Revenue Loan, Delayed Drawdown Collateral Loan, Defaulted Loan, DIP Loan, Noteless Loan, PIK Loan, Eligible Collateral Loan, Ineligible Collateral Loan, Equity Security, Second Lien Loan, Certificated Security, Uncertificated Security, Mezzanine Loan, Last-Out Loan or Unsecured Bond, or the domicile or any other classification of any Obligor, any such determination being based exclusively upon notification the Collateral Administrator receives from the Collateral Manager or based upon notices received from the obligor, trustee or agent bank under an underlying governing document, or similar source and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. The Collateral Manager shall notify the Collateral Administrator of any amendment or modification of a Collateral Loan. In addition, nothing herein shall obligate the Collateral Administrator to determine the Assigned Value (including the Advance Date Assigned Value) of a Collateral Loan. The Collateral Manager shall provide the Collateral Administrator with any waivers of any eligibility requirements (as set forth in the definition of Eligible Collateral Loan) by the Administrative Agent.

Section 15.03. Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a) The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from (x) so long as no Event of Default has occurred and is continuing, the Collateral Manager acting on behalf of the Borrower or (y) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Collateral Manager or the Administrative Agent, as applicable, of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c) Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) In no event shall the Collateral Administrator be liable for any indirect, special, punitive or consequential damages (including lost profits), whether or not it has been advised of the likelihood of such damages.

(e) The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Administrator in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(f) The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(g) No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(h) The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(i) The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such agent or attorney appointed with reasonable due care.

(j) The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Collateral Administrator takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(k) All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(l) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI and the Custodian in Article XIII shall be afforded to the Collateral Administrator.

(m) The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(n) The Collateral Administrator shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Rate (or other applicable floating rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Collateral Administrator shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Rate (or other applicable floating rate) and absence of a designated replacement floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 15.04. Compensation and Reimbursement of Collateral Administrator

(a) The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Custodian Fee Letter.

(b) The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c) All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05. Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b) The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Collateral Manager and the Lenders not less than 90 days prior to such resignation.

(c) The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Collateral Manager) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Collateral Manager.

(d) The Collateral Administrator may be removed at any time by the Collateral Manager upon ten (10) Business Days’ notice (with the prior written consent of the Administrative Agent).

(e) If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Collateral Manager Default shall have occurred and be continuing, the Collateral Manager (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may appoint a successor Collateral Administrator or the resigning Collateral Administrator may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Collateral Administrator.

Section 15.06. Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Collateral Manager, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Collateral Manager, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07. Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08. Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Proceeds or Interest Proceeds) with respect to any Collateral Loan pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Collateral Manager and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Custodian (or such Collections shall have been identified), the Collateral Manager shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Collateral Manager shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SARATOGA INVESTMENT FUNDING II LLC,
as Borrower

By:	/s/ Henri J. Steenkamp
	Name:	Henri J. Steenkamp
	Title:	Chief Financial and Compliance Officer

saratoga investment corp., as Collateral Manager

By:	/s/ Henri J. Steenkamp
	Name:	Henri J. Steenkamp
	Title:	Chief Financial Officer, Chief Compliance Officer, Treasurer, and Secretary

SARATOGA INVESTMENT CORP., as the Equityholder

By:	/s/ Henri J. Steenkamp
	Name:	Henri J. Steenkamp
	Title:	Chief Financial Officer, Chief Compliance Officer, Treasurer, and Secretary

[Signature Page to Credit and Security Agreement]

VALLEY NATIONAL BANK, as Administrative Agent, Lead Arranger, Bookrunner and a Lender

By:	/s/ Michael Hood
	Name:	Michael Hood
	Title:	Vice President

[Signature Page to Credit and Security Agreement]

BANK OZK, as Documentation Agent and a Lender

By:	/s/ Matthew Conley
	Name:	Matthew Conley
	Title:	Director

[Signature Page to Credit and Security Agreement]

POPULAR BANK, as a Lender

By:	/s/ Peter Durichko
	Name:	Peter Durichko
	Title:	VP

[Signature Page to Credit and Security Agreement]

OceanFirst Bank, N.A., as a Lender

By:	/s/ Elizabeth Nugent
	Name:	Elizabeth Nugent
	Title:	SVP Loan Syndications

[Signature Page to Credit and Security Agreement]

u.s. bank national association, as Custodian

By:	/s/ Kenneth Brandt
	Name:	Kenneth Brandt
	Title:	Vice President

u.s. bank Trust Company, national association, as Collateral Administrator

By:	/s/ Scott DeRoss
	Name:	Scott DeRoss
	Title:	Senior Vice President

[Signature Page to Credit and Security Agreement]

u.s. bank Trust Company, national association, as Collateral Agent

By:	/s/ Scott DeRoss
	Name:	Scott DeRoss
	Title:	Senior Vice President

[Signature Page to Credit and Security Agreement]

SCHEDULE 1

Initial Commitments and Percentages

Lender	Commitment
Valley National Bank	$30,000,000
Bank OZK	$25,000,000
OceanFirst Bank, N.A.	$20,000,000
Popular Bank	$10,000,000
Total	$85,000,000